Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

B. R. JOHNSON, INC.,

WILLIAM A. HARFOSH,

MICHAEL V. HOWARD,

ANTHONY C. MINIERI

and

ARTHUR P. BRILLANTI

as “Sellers”

and

B.R. JOHNSON, LLC,

WILLIAM J. MAGGIO,

CHARLES A. RIDER,

RICHARD F. GIOIA

and

JUSTIN M. REICH

collectively, as “Buyer”

Dated as of November 1, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.01 Defined Terms.	1
1.02 Rules of Construction.	14
ARTICLE 2	14
2.01 Assets and Shares to be Sold.	14
2.02 Assumed Liabilities.	15
2.03 Excluded Liabilities.	15
ARTICLE 3 CALCULATION AND PAYMENT OF PURCHASE PRICE	18
3.01 Purchase Price.	18
3.02 Payment of the Initial Aggregate Cash Purchase Price.	18
3.03 Calculation of Closing Net Working Capital.	18
3.04 Calculation of Final Cash Purchase Price.	20
3.05 Post-Closing Adjustment.	21
3.06 Allocation of Purchase Price.	21
ARTICLE 4	22
4.01 Time and Place of Closing.	22
4.02 Delivery by Sellers.	22
4.03 Delivery By Buyer.	23
ARTICLE 5	24
5.01 Organization of the Company and ADSI.	24
5.02 Authorization by the Company and the Shareholders.	25
5.03 Binding Agreements.	25
5.04 No Violation; Consents and Approvals.	25
5.05 Financial Statements.	26
5.06 Absence of Certain Changes.	27
5.07 Title to Properties; Encumbrances; Etc.	28
5.08 Real Property.	28
5.09 Tangible Personal Property and Fixtures.	30
5.10 Accounts Receivable.	30
5.11 Inventory.	30
5.12 Personal Property Leases.	30
5.13 Intellectual Property.	31
5.14 Litigation.	32
5.15 Customers and Suppliers.	32
5.16 Banks and Brokers.	32
5.17 Employees.	33
5.18 Employee Benefit Plans.	33
5.19 Consents and Approvals.	34
5.20 Environmental Matters.	35
5.21 Insurance.	38
5.22 Contracts and Commitments.	38
5.23 Tax Matters.	39
5.24 Labor Relations.	40
5.25 Assets Necessary to Business.	40
5.26 Compliance with Law.	40

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5.27 Brokers and Finders.	41
5.28 Product Warranties.	41
5.29 Potential Conflicts of Interest.	41
5.30 Solvency.	41
5.31 No Material Adverse Change.	41
5.32 Disclosure.	41
ARTICLE 6	42
6.01 Organization.	42
6.02 Authorization by Asset Buyer.	42
6.03 Binding Agreements.	42
6.04 No Violation.	42
6.05 Litigation.	43
6.06 Brokers and Finders.	43
6.07 Sufficient Funds.	43
ARTICLE 7	43
7.01 Access On and After the Closing Date.	43
7.02 Record Retention.	43
7.03 Confidentiality.	44
7.04 Employees.	44
7.05 Medical Benefits, Workers’ Compensation.	45
7.06 Nonassignable Contracts.	45
7.07 Public Announcements.	45
7.08 Discharge of Liens.	46
7.09 Consents, Etc.	46
7.10 Patents, Trademarks, Trade Names.	46
7.11 Execution of Further Documents.	46
7.12 Non-Competition.	47
7.13 Non-Solicitation of Employees.	48
7.14 Collection of Receivables.	48
7.15 Additional Covenants.	48
7.16 Transfer Taxes.	48
7.17 Cooperation.	48
7.18 Post-Closing Warranty Work.	49
7.19 Limitation on Activities of the Company	49
ARTICLE 8	50
8.01 Certificate of Buyer.	50
8.02 Consents and Approvals.	50
8.03 Officer’s Certificate.	50
8.04 Closing Documents.	50
ARTICLE 9	50
9.01 Consents and Approvals.	50
9.02 Delivery of Bill of Sale and Other Documents.	51
9.03 Certificate as to Authorization.	51
9.04 Officer’s Certificate.	51

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ARTICLE 10	51
10.01 Survival of Representations.	51
10.02 Indemnification by the Sellers.	52
10.03 Indemnification by the Asset Buyer.	53
10.04 Procedures for Indemnification.	55
10.05 Procedures for Third-Party Claims.	55
10.06 Remedies Exclusive.	56
10.07 Pre-Closing Investigations.	57
10.08 Effect of Indemnification.	57
ARTICLE 11	57
11.01 Amendment and Modification.	57
11.02 Waiver of Compliance.	57
11.03 Notices.	57
11.04 Consent to Jurisdiction.	58
11.05 Waiver of Jury Trial.	58
11.06 Assignment.	59
11.07 Governing Law.	59
11.08 Counterparts.	59
11.09 Headings.	59
11.10 Entire Agreement.	59
11.11 Third Parties.	59
11.12 Severability.	60
11.13 Specific Performance.	60
11.14 Sellers Representative.	60

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 1, 2016 (this “Agreement”), is made by and among B.R. JOHNSON, LLC, a Delaware limited liability company with an office at 591 Delaware Avenue, Buffalo, New York 14202 (the “Asset Buyer”) and WILLIAM J. MAGGIO, CHARLES A. RIDER, RICHARD F. GIOIA and JUSTIN M. REICH, each individual with an office address at 591 Delaware Avenue, Buffalo, New York 14219 (individually and collectively, the “Shares Buyer”) (collectively the Asset Buyer and the Shares Buyer hereinafter, jointly and severally, the “Buyer”), and B. R. JOHNSON, INC., a New York corporation with offices at 6960 Fly Road, East Syracuse, New York 13057 (the “Company”), WILLIAM A. HARFOSH, an individual residing at 18 Landgrove Drive, Fayetteville, New York 13066 (“Harfosh”), MICHAEL V. HOWARD, an individual residing at 45 Dwight Avenue, Clinton, New York 13323 (“Howard”), ANTHONY C. MINIERI, an individual residing at 2345 Asburn Drive, Lafayette, New York 13084 (“Minieri”), and ARTHUR P. BRILLANTI, an individual residing at 4346 Chickadee Circle, Syracuse, New York 13215 (“Brillanti” and, together with the Company, Harfosh, Howard and Minieri, collectively, the “Sellers”).

RECITALS:

The Company is engaged in the sale and distribution of windows, doors and related hardware as well as specialty products for use in commercial and residential buildings (hereinafter the “Products”). ADSI is an affiliate of the Company that engages in the installation and repair of the Products sold by the Company. Harfosh, Howard, Minieri and Brillanti collectively own all the issued and outstanding equity interests in the Company and a majority of the issued and outstanding equity interests in ADSI.

The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, substantially all the assets of the Company and all the issued and outstanding shares of Class A common stock of ADSI which are owned by Harfosh, Howard, Minieri and Brillanti (Harfosh, Howard, Minieri and Brillanti being sometimes hereinafter referred to as the “Shareholders”) upon the terms and subject to the conditions of this Agreement.

CONSIDERATION:

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.01                Defined Terms.

As used herein, the terms below shall have the following meanings.

“1377 Election” means the election under Code Section 1377 to close the books of ADSI as of the Closing Date.

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“Action” shall mean any action, Claim (as hereinafter defined), suit, litigation, proceeding or investigation.

“ADSI” means Airways Door Service, Inc., a New York corporation with offices at 6960 Fly Road, East Syracuse, New York 13057.

“ADSI Consideration” means the aggregate consideration paid for the ADSI Shares in the amount of One Hundred and 00/100 Dollars ($100.00).

“ADSI Shares” means all of the shares of Class A common stock, no par value per share of ADSI which are issued and outstanding as of the date of this Agreement.

“Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean, collectively, (a) the Assignment and Assumption Agreement (as hereinafter defined); (b) the Instruments of Assignment (as hereinafter defined); and (c) the Other Instruments (as hereinafter defined).

“Asset Buyer” has the meaning set forth in the preamble to this Agreement.

“Assets” shall mean, except to the extent expressly limited by the terms of this Agreement, all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible, intangible, real, personal or mixed, which are used in connection with or relate to the conduct of the Business (as hereinafter defined) and which are owned by the Company, ADSI or any Seller or in which the Company, ADSI or any Seller has any direct or indirect interest, including without limitation, all right, title and interest of the Company, ADSI and each Seller in and to the following:

(a)                all accounts receivable and notes receivable held by the Company, ADSI or any Seller and arising in connection with the conduct by the Company, ADSI or any such Seller of any portion of the Business, all insurance proceeds receivable by the Company, ADSI or any Seller in connection with the conduct by the Company, ADSI or any such Seller of any portion of the Business, and all notes, bonds and other evidences of indebtedness of any Person held by the Company, ADSI or any Seller and arising from the conduct by the Company, ADSI or any such Seller of any portion of the Business, but specifically excluding any Related Party Indebtedness;

(b)               all rights which the Company, ADSI or any Seller may have under the terms of any and all Contracts (as hereinafter defined) but, with respect to Contracts to which any of the Sellers is a party, only to the extent such Contracts are assignable, including, but not limited to, all real property leasehold interests and all personal property leases included within the Contracts;

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(c)                all Fixtures and Equipment (as hereinafter defined);

(d)               all Inventory (as hereinafter defined);

(e)                all Intellectual Property (as hereinafter defined);

(f)                all rights which the Company, ADSI or any Seller may have under the terms of any and all Permits (as hereinafter defined), to the extent transferable;

(g)               all Records (as hereinafter defined);

(h)               all art work, display units, telephone and fax numbers and purchasing records arising in connection with or related to the conduct of the Business;

(i)                 all prepaid items and deferred charges of the Company, ADSI or any Seller including prepaid rentals, security deposits, taxes (other than prepaid income taxes) and all other unbilled charges and deposits relating to the operations of the Business specifically including prepaid insurance premiums and any associated insurance coverage and premiums, capital contributions, dividend pool collateral and fees paid to the Insurance Captive (as hereinafter defined), but only to the extent assignable;

(j)                 all rights whatsoever under or pursuant to all Contracts with any suppliers, including, without limitation all rights under or pursuant to all warranties, representations, rebates offered and guarantees made by suppliers in connection with any assets or services furnished to the Company, ADSI or to any Seller pertaining to the Business or affecting the assets of the Business, other than and only in the case of the Sellers, to the extent such warranties, representations and guarantees are assignable;

(k)               all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, which are held by or exist in favor of the Company, ADSI or any Seller and which arise in connection with the conduct by the Company, ADSI or any such Seller of any portion of the Business, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date;

(l)                 all good will and going concern value of the Business;

(m)             all rights in the name “B. R. Johnson”, the registered trademarks associated with such name and any other trademarks or copyrights relating to or used by the Sellers in connection with the Business;

(n)               all domain names owned or used by the Sellers including www.brjohnson.com;

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(o)               all telephone numbers associated with the Business; and

(p)               the Insurance Captive Shares.

Notwithstanding the foregoing, the Assets shall not include any of the Excluded Assets (as hereinafter defined).

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.02(a) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.02 hereof.

“Balance Sheets” has the meaning set forth in Section 5.05(a) hereof.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Basket Amount” has the meaning set forth in Section 10.02(d) hereof.

“Breach of Buyer Rep Claims” has the meaning set forth in Section 10.03(c) hereof.

“Breach of Seller Rep Claims” has the meaning set forth in Section 10.02(c) hereof.

“Brillanti” has the meaning set forth in the preamble to this Agreement.

“Business” means the activities, business and operations conducted by each of the Company and ADSI in connection with the sale and distribution by the Company of the Products (as defined in the recitals to this Agreement), the business and operations conducted by ADSI in connection with the installation of the Products by ADSI, the Assets owned or used by any of the Sellers and ADSI in connection with the sale, distribution and installation of the Products and the Liabilities (as hereinafter defined) which ADSI, the Sellers or any of the Assets is bound by to the extent that such Liabilities arise in connection with the sale, distribution and installation of the Products.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02(a) hereof.

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“Cap” has the meaning set forth in Section 10.02(d) hereof.

“Cash Flow Statements” has the meaning set forth in Section 5.05(c) hereof.

“Chemical Substance” has the meaning set forth in Section 5.20(m)(i) hereof.

“Claim” shall mean any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

“Closing” means the closing of the purchase and sale of the Assets and the Shares (as hereinafter defined) and the consummation of the other transactions which, pursuant to this Agreement, are to be consummated on the Closing Date.

“Closing Date” shall have the meaning set forth in Section 4.01 hereof.

“Closing Net Working Capital” shall mean the amount of the Net Working Capital (as hereinafter defined) of the Company, determined as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” as defined in the preamble to this Agreement.

“Company’s 401(k) Plan” has the meaning set forth in Section 2.02(g) hereof.

“Contracts” means, except as otherwise expressly provided by the terms of this Agreement, all oral and written agreements, commitments, understandings and contracts, to which the Company or ADSI is a party, to which any Seller is a party or by which any of the Assets of any Seller are bound, which agreements, commitments, understandings and contracts arise in connection with or relate to the conduct by the Company, ADSI or any Seller of any portion of the Business, including, without limitation, all purchase orders, sales orders, distribution agreements, sales representative agreements, agency agreements, franchise agreements, confidentiality agreements, collective bargaining agreements, employment agreements, guarantee agreements, non-competition agreements, real property lease agreements, personal property lease agreements, security agreements, mortgages, line of credit agreements, term loan agreements, promissory notes and other agreements relating to the borrowing of money from third parties, licenses and construction contracts.

“Control” (including its correlative meanings “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.

“Covenant Term” has the meaning set forth in Section 7.12 hereof.

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“Current Assets” means, as of any specified date, trade accounts receivable of the Company, net of applicable reserves, plus Inventory of the Company, net of applicable reserves, plus prepaid expenses of the Company (which for this purpose shall include the ARU Dividend Pool Collateral and the ARU Capital Contribution totaling $96,667), plus the amount, if any, by which the aggregate costs incurred by the Company on jobs in process exceeds the aggregate amount of the billings issued by the Company with respect to such jobs in process, in each case, calculated as of such specified date in accordance with GAAP (as hereinafter defined); but excluding cash and cash equivalents, any trade accounts or other receivables from any Related Party (as hereinafter defined) and Tax refunds. For purposes of clarity, the categories of assets which will be included in the definition of “Current Assets” are set forth on Exhibit “A” hereto.

“Current Liabilities” means, as of any specified date, (x) trade accounts payable and accrued expenses of the Company coming due within one year, customer deposits related to jobs expected to be completed within one year, accrued payroll, accrued sales commissions and the amount, if any, by which the aggregate billings issued by the Company with respect to jobs in process exceeds the aggregate costs incurred by the Company with respect to such jobs in process, in each case, calculated as of such specified date in accordance with GAAP; but excluding (y) Excluded Liabilities, including the current portion of any Liabilities arising under any capital leases, Intercompany Indebtedness (as hereinafter defined), Related Party Indebtedness (as hereinafter defined) other than the current portion of the Liabilities of the Company arising under the terms of the lease of the East Syracuse Facility. For purposes of clarity, (i) the portion of the Liabilities of the Company arising under the terms of the lease of the East Syracuse Facility is intended to be included in the definition of Current Liabilities; (ii) the categories of Liabilities which will be included in the definition of “Current Liabilities” are set forth on Exhibit “A” hereto; and (iii) except as set forth in clause (i) immediately above, no portion of the Indebtedness shall be included in Current Liabilities.

“East Syracuse Facility” means the real property and improvements located at 6960 Fly Road, East Syracuse, New York 13057.

“Employee Pension Plans” has the meaning set forth in Section 5.18(a)(iii) hereof.

“Employee Welfare Plans” has the meaning set forth in Section 5.18(a)(ii) hereof.

“Employment Agreements” has the meaning set forth in Section 5.17 hereof.

“Encumbrance” shall mean any mortgage, lien, pledge, conditional sale agreement, charge, easement or other security interest.

“Environment” has the meaning set forth in Section 5.20(m)(ii).

“Environmental and Safety Laws” has the meaning set forth in Section 5.20(m)(iii).

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“Environmental Liabilities and Costs” has the meaning set forth in Section 5.20(m)(iv).

“ERISA” has the meaning set forth in Section 2.03(r).

“Established Net Working Capital” means $5,014,000.00.

“Excluded Assets” shall mean the following assets relating to the Business which, notwithstanding any other provision of this Agreement, are expressly excluded from the assets to be acquired by the Buyer pursuant to this Agreement: (a) all cash and cash equivalents; (b) all Permits (as hereinafter defined) and pre-paid expenses, which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained or is not obtainable; (c) the East Syracuse Facility; (d) all rights and remedies of Sellers pursuant to this Agreement and the Ancillary Agreements; (e) any claims against any third parties for violations of any applicable anti-trust or similar laws; (f) any assets listed on Schedule 1.01(i) hereto; (g) all life insurance policies insuring the lives of a Shareholder; (h) any Tax refunds related solely to periods prior to the Closing Date and (i) any net earnings of ADSI through the date of the Closing which net earnings shall be the sole and exclusive property of the shareholders of ADSI as of the Closing, including but not limited to the Shareholders.

“Excluded Liabilities” shall have the meaning set forth in Section 2.03 hereof.

“Final Cash Purchase Price” shall be an amount determined in accordance with the provisions of Section 3.04 hereof.

“Final Purchase Price” shall have the meaning set forth in Section 3.01 hereof.

“Financial Statements” has the meaning set forth in Section 5.05(c) hereof.

“Fixtures and Equipment” means all of the equipment, furniture, fixtures, furnishings, accessories, vehicles, automobiles, trucks, machinery, tooling, molds, patterns, dies, jigs, lab equipment and other tangible personal property owned by the Company, ADSI or any of the Sellers and related to or used in connection with the conduct of the Business.

“Fundamental Representations” means the representations and warranties of the Sellers contained in Sections 5.01, 5.02, 5.03, 5.05, 5.07 and 5.27 and the representations and warranties of the Buyer contained in Sections 6.01, 6.02 and 6.03.

“GAAP” means United States generally accepted accounting principles, applied in a manner which is consistent with the manner in which such accounting principles have been applied by ADSI and the Company, as applicable.

“Governmental Authority” shall mean any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority.

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“Governmental Order” shall mean any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any person or its property under applicable Law.

“Harfosh” has the meaning set forth in the preamble to this Agreement.

“Historical Business” means the Assets, properties, businesses and operations of the Business, as currently existing and conducted and as the same may have existed or been conducted, whether under the ownership of Sellers or any other person, at any time prior to the Closing Date.

“Howard” has the meaning set forth in the preamble to this Agreement.

“Income Statements” has the meaning set forth in Section 5.05 hereof.

“Income Taxes” shall mean all taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority (as hereinafter defined) and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto.

“Indebtedness” means, with respect to the Company or any Seller without duplication: (a) any indebtedness (including interest, fees and prepayment premiums or penalties) of such Person (as hereinafter defined) for borrowed money or in respect of loans or advances and other third party financing; (b) any indebtedness evidenced by any note, bond, debenture, capital lease, credit agreement or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which such Person assures a creditor, customer or another person against loss (including contingent reimbursement obligations with respect to letters of credit (drawn or undrawn), guarantees or similar arrangements backed by cash collateral, performance bonds or payment bonds); (e) any indebtedness of another Person which is guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) (other than as an endorser of instruments in the ordinary course of business); and (f) any indebtedness secured by any lien, mortgage or other encumbrance on such Person’s assets. For purposes of clarity, the term Indebtedness does not include any of the above with respect to ADSI.

“Indemnification Claim(s)” has the meaning set forth in Section 10.02(a) hereof.

“Indemnified Party” has the meaning set forth in Section 10.04(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 10.04(a) hereof.

“Independent Accountants” has the meaning set forth in Section 3.03(e) hereof.

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“Initial Aggregate Cash Purchase Price” means an amount equal to Fifteen Million Four Hundred Thousand United States Dollars ($15,400,000.00) plus the ADSI Consideration.

“Initial Cash Purchase Price” means an amount equal to Twelve Million Nine Hundred Thousand United States Dollars (U.S. $12,900,000.00) plus the ADSI Consideration.

“Instruments of Assignment” has the meaning set forth in Section 4.02(b) hereof.

“Insurance Captive” means ARU SPC, LTD, a Cayman Islands Company.

“Insurance Captive Shares” means all equity securities and other ownership of the Company in the Insurance Captive.

“Intellectual Property” means all proprietary rights and intellectual property owned by the Company, ADSI or any Seller and used by the Company, ADSI or any such Seller in connection with the sale, distribution, installation or repair of any of the Products of the Business or otherwise used in connection with the conduct of any portion of the Business, including, without limitation, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, logos, trade dress, trade names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production process information and techniques, routing sheets, work standards, shop rights, research and development data and information, engineering and technical designs and drawings, specifications, designs, plans, improvements, proposals, technical and computer data, databases, systems, domain names, documentation, e-mail exchanges and software, licenses for any of the above and all other related information relating to the manufacture, sale or service of products of the Business or to the conduct of the Business.

“Intellectual Property License” has the meaning set forth in Section 5.13(a) hereof.

“Intercompany Indebtedness” means any and all Liabilities of ADSI to the Company and any and all Liabilities of the Company to ADSI.

“Inventory” means all inventory of the Company or ADSI held for resale and all tools, spare parts, repair process supplies, office supplies, advertising and promotional materials and supplies, containers, wrapping materials, packaging materials and similar items.

“IRS” has the meaning set forth in Section 5.18(b) hereof.

“knowledge”, “known by”, “known” and any similar phrase means, when used with respect to the Shareholders, that the Shareholders shall be deemed to have knowledge: (a) which is the same as the actual knowledge any of the individuals identified in Schedule 1.01 attached hereto after due inquiry has been made by any such individuals; and (b) of any other fact or circumstance that should reasonably have come to the attention of any of the individuals identified in Schedule 1.01 in the course of discharging his or her duties in a manner consistent with sound business practices.

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“Law” shall mean any law, statute, ordinance, regulation, rule, court decision and order of any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including without limitation those liabilities, indebtedness and obligations arising under any Law, Claim, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Losses” shall mean, in respect of the indemnification obligations of any party pursuant to this Agreement, any and all actual costs, losses, liabilities, obligations, damages, deficiencies and other reasonable out-of-pocket expenses, including without limitation interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of Actions relating to Losses. Payment by Buyer of amounts for which Buyer is entitled to be indemnified hereunder, and payment by any Seller of amounts for which such Seller is entitled to be indemnified hereunder, shall not be a condition precedent to recovery of such Losses pursuant to the indemnification provisions of ARTICLE 10.

“Material Adverse Effect” shall mean any effect, change or circumstance that is or could reasonably be expected to be material and adverse to the Assets or to the financial condition or results of operations of the Business, other than any effect or change arising out of any adverse change or trend in the economy in general.

“Material Contracts” has the meaning set forth in Section 5.22(a)(vi) hereof.

“Minieri” has the meaning set forth in the preamble to this Agreement.

“Net Working Capital” shall, at a specified date, mean the amount by which the aggregate total Current Assets of the Company as of such date, exceeds the total Current Liabilities of the Company as of such date.

“ordinary course of business” or “ordinary course” or any similar phrase shall mean, when used in connection with the Business, the ordinary course of conduct of the Business consistent with the past practices used by the Company and ADSI, as applicable, in operating the Business.

“Other Instruments” has the meaning set forth in Section 4.02(d) hereof.

“Other Tax” or “Other Taxes” shall mean all taxes, charges, levies, fees or other assessments, including without limitation transfer, gross receipts, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (as hereinafter defined) therefor), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any Taxing Authority (as hereinafter defined), but specifically excluding Income Taxes.

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“Permits” shall mean, collectively: (a) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the operation of the Business as presently conducted; and (b) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the ownership of any of the Assets.

“Permitted Encumbrances” shall mean: (a) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith; (b) Permitted Tax Liens (as hereinafter defined); and (c) with respect to real property, use or zoning or planning restrictions of record (and, with respect to leasehold interests, Encumbrances and other obligations of record which have been incurred, created, assumed or permitted to exist and arise by, through or under a landlord or owner of the leased property, with or without consent of the lessee); in each case which do not, individually or in the aggregate, materially impair the use (in the manner currently used) or value of the parcel of property to which they relate.

“Permitted Tax Liens” shall mean: (a) liens securing the payment of Taxes (as hereinafter defined) which are either not delinquent or being contested in good faith by appropriate proceedings; and (b) liens for current Taxes not yet due and payable.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

“Personal Property Leases” has the meaning set forth in Section 5.12 hereof.

“Personnel Practices” has the meaning set forth in Section 5.18(a)(i) hereof.

“Plan” has the meaning set forth in Section 5.18(a) hereof.

“Preliminary Allocation” has the meaning set forth in Section 3.06 hereof.

“Products” has the meaning set forth in the recitals to this Agreement.

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“Promissory Note” means a promissory note in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), payable to the Company and in the form of Exhibit “B” attached hereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible

“Proposed Statement of Closing Net Working Capital” has the meaning set forth in Section 3.03(a) hereof.

“Purchase Price Allocation” has the meaning set forth in Section 3.06 hereof.

“Real Property” means all real property and any buildings, structures or other improvements located thereon, or portions thereof, which is used by the Company or ADSI in the conduct of the Business.

“Real Property Lease” has the meaning set forth in Section 5.08(b) hereof.

“Records” means all operating data and records of the Company and ADSI, whether printed or electronic, which are used by the Company or ADSI in connection with the conduct of any portion of the Business including, without limitation, customer and supplier lists, financial, accounting and credit reports, personnel files, records pertaining to suppliers and distributors, sales brochures, instruction manuals, promotional graphics, promotional literature, business and marketing plans, correspondence, budgets and all other files, documents and records of or pertaining to the Business.

“Related Party” means: (a) with respect to the Company, ADSI, any Affiliate of ADSI, each shareholder of the Company or ADSI and any Affiliate of any shareholder of the Company or ADSI; (b) with respect to ADSI, the Company, any Affiliate of the Company, each shareholder of ADSI or the Company and any Affiliate of any shareholder of ADSI or the Company; and (c) with respect to any of the Shareholders, the Company and ADSI and any Affiliate of the Company or ADSI.

“Related Party Indebtedness” means any and all Liabilities of ADSI for payment of any amount to any Related Party and any and all Liabilities of the Company for payment of any amount to any Related Party.

“Release” has the meaning set forth in Section 5.20(m)(v) hereof.

“Representative” shall mean, with respect to any Person, any officer, director, principal, attorney, agent, employee or other authorized representative of such Person.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Affiliates” has the meaning set forth in Section 7.15 hereof.

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“Seller Indemnified Parties” has the meaning set forth in Section 10.03(a) hereof.

“Sellers Representative” has the meaning set forth in Section 11.14 hereof.

“Sellers Representative Expenses” has the meaning set forth in Section 11.14 hereof.

“Shares” means shares of Class A common stock, no par value per share, of Airways Door Service, Inc. which are owned, as of the date hereof, by each of Harfosh, Howard, Minieri and Brillanti.

“Shares Buyers” has the meaning set forth in the preamble to this Agreement.

“Shareholders” has the meaning set forth in the recitals to this Agreement.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Structures” has the meaning set forth in Section 5.08(c) hereof.

“Survival Period” has the meaning set forth in Section 10.01(a) hereof.

“Tax” or “Taxes” shall mean Income Taxes and Other Taxes.

“Tax Return” shall mean any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” shall mean any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax or exercising Tax regulatory authority.

“Third Party Claim” has the meaning set forth in Section 10.04(a) hereof.

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“Transferring Employee(s)” has the meaning set forth in Section 7.06(b) hereof.

“Union Contracts” shall have the meaning set forth in Section 5.24 hereof.

“WARN Act” means the New York State Worker Adjustment and Retraining Notification Act.

1.02                 Rules of Construction. Unless the context of this Agreement otherwise clearly requires: (i) references to the plural include the singular, and references to the singular include the plural; (ii) references to any gender include the other genders; (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by words “without limitation”; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) the terms “day” and “days” mean and refer to calendar day(s); (vi) the terms “year” and “years” mean and refer to calendar year(s); and (vii) the term “dollars” shall mean United States dollars.

(b)           Unless otherwise set forth herein, references in this Agreement to: (i) any document, instrument or agreement (including this Agreement): (A) includes and incorporates all exhibits, schedules and other attachments thereto; and (B) means such documents, instruments or agreements, as amended, modified of supplemented from time to time prior to the Closing Date; and (ii) a particular law means such Law as in effect (including any amendments, modifications or supplements thereto) as of the Closing Date. All Article, Section, Annex, Exhibit and Schedule references herein are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

ARTICLE 2

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES;
PURCHASE AND SALE OF SHARES

2.01                 Assets and Shares to be Sold.

(a)       Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 4.01 hereof, the Sellers will sell, convey, assign, transfer and deliver to Asset Buyer, and Asset Buyer will purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest of the Sellers at the time of the Closing Date, in and to all of the Assets other than: (i) the Excluded Assets; and (ii) any Assets to the extent that such Assets are owned by ADSI.

(b)       Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 4.01 hereof, each of the Shareholders will sell, convey, assign, transfer and deliver to the Shares Buyer, and the Shares Buyer will purchase, acquire and accept from the Shareholders, free and clear of all Encumbrances, all of the right, title and interest of the Shareholders at the time of the Closing Date, in and to all of the shares of ADSI which are owned by the Shareholders (the “Shares”) which shall be allocated among the Shares Buyer as set forth on “Exhibit C” hereto.

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2.02                Assumed Liabilities.

Subject to the limitations contained in Section 2.02 hereof, Asset Buyer agrees to and on the Closing Date will assume and agree to pay, discharge or perform when lawfully due: (a) all Current Liabilities of the Company to the extent included in the calculation of Closing Net Working Capital; (b) subject to the provisions of Section 7.06 hereof, all Liabilities arising after the Closing Date under the terms of all Contracts, excluding Contracts to which ADSI is a party or by which the assets or properties of ADSI are bound, but only to the extent that: (i) such Contracts are in writing or are oral and are listed on Schedule 2.02, (ii) such contracts have been disclosed pursuant to Section 5.22 hereof; (c) the Liabilities arising under the terms of the Contracts identified in Section 2.02(b)(i) above are not specifically listed or otherwise described in the list of Excluded Liabilities set forth in Section 2.03 below; and (d) any liabilities of Sellers (including any fines or penalties that may be imposed) resulting from Sellers’ failure to comply with any requirements of the WARN Act (the Liabilities described in Section 2.02(a), (b), (c) and (d) above being hereinafter collectively referred to as the “Assumed Liabilities”).

2.03                Excluded Liabilities.

The Assumed Liabilities shall exclude and neither the Asset Buyer nor the Shares Buyer shall assume or be liable for any of the following Liabilities of the Sellers as the same shall exist at the Closing Date (the “Excluded Liabilities”):

(a)            any obligations and Liabilities of any Seller arising under this Agreement;

(b)            any Liabilities of any Seller for expenses incurred in connection with the sale of the Assets pursuant hereto, the sale of the Shares pursuant hereto and in connection with all other transactions contemplated hereby, including without limitation, the fees and expenses for services provided to Sellers and ADSI by counsel, investment advisors and independent auditors, provided however, in no event shall any Seller or ADSI be responsible for any amounts due to Buyer’s auditors, Freed Maxick, in connection with its audit of the Company;

(c)            all Liabilities of Sellers not otherwise assumed by the Buyer pursuant to Section 2.02 hereof and arising out of any actions taken or omitted to be taken or any transactions entered into by any Seller or ADSI prior to the Closing Date or any events occurring after the Closing Date, including, but not limited to, all Current Liabilities of ADSI, Liabilities of any Seller and Liabilities of ADSI arising in connection with any transaction with any Related Party to any Seller or ADSI;

(d)            all Current Liabilities of the Company to the extent not included in the calculation of Closing Net Working Capital:

(e)            all Liabilities of any Seller arising in connection with or related to any Indebtedness of any Seller or any Indebtedness of ADSI;

(f)            all Liabilities of any Seller arising under the terms of the Union Contracts arising on or prior to the Closing Date;

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(g)            all Liabilities of any Seller arising under terms of the 401(k) plan maintained by the Company (the “Company’s 401(k) Plan”) and all Liabilities of any Seller arising under the terms of any Employee Pension Plan;

(h)            all Liabilities relating to or arising under warranties extended by the Company or implied by Law with respect to Products of the Business which are sold on or prior to the Closing Date, except to the extent of any reserve therefore included in the calculation of the Final Purchase Price;

(i)            all Liabilities of any Seller arising out of the litigation matters described in Schedule 5.14;

(j)            all Liabilities of any Seller relating to the Excluded Assets;

(k)            all Liabilities of any Seller arising from claims or obligations with respect to workers’ compensation, product liability, tort liability or general liability, personal injury or property damage claims arising with respect to occurrences on or prior to the Closing Date;

(l)            all Liabilities of any Seller for federal, state or local Tax liabilities arising from the operations of the Company prior to the Closing Date, exclusive of any Taxes included in the calculation of Closing Net Working Capital (e.g., accrued payroll taxes) (it being understood and agreed that the Buyer shall not be deemed to be a transferee of any Seller or ADSI with respect to any Liabilities of any Seller for such Taxes, including, but not limited to “built in gains” taxes provided for by Section 1374 of the Code);

(m)            all Liabilities of any Seller to the extent due to facts and circumstances existing or arising prior to or on the Closing Date by reason of any violation by the Company of any state, federal or local Environmental and Safety Laws (as defined in Section 5.20 hereof);

(n)            all Liabilities of any Seller to the extent due to facts and circumstances existing or arising on or prior to the Closing Date by reason of any violation by any Seller of any Law;

(o)            all Liabilities of any Seller arising from any violation of, whether arising before or after the Closing Date, to the extent that the alleged violation first occurs prior to the Closing Date and all Liabilities arising from any infringement upon, whether arising before or after the Closing Date, to the extent that the alleged infringement first occurs prior to the Closing Date, any patent, trademark or other intellectual property rights of any Person;

(p)            all Liabilities of any Seller for any casualty, loss or accident (including, without limitation, destruction of or damage to property, personal injury or death) to the extent due to any facts or circumstances existing or arising: (i) prior to the Closing Date; or (ii) after the Closing Date but based upon Products sold by the Company prior to the Closing Date;

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(q)            all Liabilities arising as a result of a default in the performance of or other breach by any Seller of any Liabilities arising under the terms of any Permits or any Contracts to the extent that any such default in performance or breach is a result of facts or circumstances existing or arising prior to the Closing Date;

(r)            any Liabilities of the Company to provide any medical, dental, disability, accidental death and dismemberment, general or umbrella liability, life or other insurance coverage to or for the benefit of: (i) any former (whether by reason of retirement or other termination of employment) employee of the Company; or (ii) any of their respective dependents, including, but not limited to, any obligation to continue health insurance coverage for any former employee of the Company or his or her dependents as may be required by the applicable continuation coverage provisions of Subchapter I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”), exclusive of any Transferring Employee;

(s)            all Liabilities of the Company to maintain for the benefit of or make any payments or provide any benefits to: (i) any employee employed by the Company immediately prior to the Closing Date; (ii) any former (whether by reason of retirement or other termination of employment) employee of the Company; or (iii) any of their respective dependents, under the terms of any severance, change in control, bonus, retirement, pension, profit sharing, stock bonus, thrift, stock option, medical reimbursement, dependent care assistance, incentive compensation, deferred compensation, executive compensation, health insurance, retiree medical insurance, disability insurance, life insurance, or any other direct or indirect benefit plan, program or arrangement, whether formal or informal, maintained, contributed to or otherwise provided for by any Seller;

(t)            all Liabilities of ADSI and all other Liabilities of any Seller whether known, unknown, accrued, absolute, fixed or contingent which have not otherwise been assumed by the Asset Buyer pursuant to the Assignment and Assumption Agreement;

(u)            all severance obligations of the Company, ADSI or any other Seller;

(v)            all Liabilities related to the Insurance Captive and the ownership of the Insurance Captive Shares by the Company for periods prior to the Closing Date;

(w)            all Liabilities for accrued and unpaid premiums, capital contributions, dividend pool collateral and fees due to the Insurance Captive for periods prior to the Closing. For purposes of clarity, the Buyer shall be responsible for premiums and collateral requirements due for any periods after the Closing, including, but not limited to, the collateral requirements which must be posted with the Insurance Captive for the third, fourth and fifth policy renewal years and such amounts shall not be deemed to be an Excluded Liability; provided, further, however, (i) Buyer shall maintain the Company as a named insured under the Insurance Captive through May 31, 2017, (ii) after May 31, 2017, Buyer shall only be required to maintain the Company as a named insured under the Insurance Captive until the date on which Buyer provides notice, in writing, to the Insurance Captive of its intent to withdraw from the Insurance Captive and (iii) Buyer shall provide Sellers with notice of Buyer’s intent to withdraw from the Insurance Captive thirty (30) days prior to the date of the issuance by Buyer of such notice; and

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(x)            all Liabilities for Claims related to the operations of the Business completed prior to the Closing Date and subject to the provisions Section 7.18 hereof for Products sold and/or installed prior to the Closing Date.

For purposes of clarity, nothing herein contained is intended to or shall be construed as altering or modifying the liability of ADSI for any of its obligations regardless of the fact that Buyer is not assuming any such obligations. ADSI shall remain liable for and shall promptly pay any and all such obligations when due.

ARTICLE 3
CALCULATION AND PAYMENT OF PURCHASE PRICE

3.01                Purchase Price. The aggregate cash purchase price to be paid by the Buyer to the Sellers for the Business, the Assets and the Shares shall be equal to the Initial Aggregate Cash Purchase Price, adjusted (if applicable) as described in this Article 3. The final purchase price (the “Final Purchase Price”) shall be an amount equal to the Final Cash Purchase Price (as determined pursuant to Section 3.04 below) plus the assumption of the Current Liabilities assumed by Buyer in accordance herewith, determined as of the Closing Date.

3.02                Payment of the Initial Aggregate Cash Purchase Price.

At the Closing, Buyer shall:

(a)            pay to or for the account of the Sellers, by wire transfer of immediately available funds to one or more accounts, specified in writing by the Sellers Representative, an amount equal to the Initial Cash Purchase Price; and

(b)            the Asset Buyer shall deliver the Promissory Note to the Company.

3.03                Calculation of Closing Net Working Capital.

(a)            As soon as practicable after the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Company a statement of the Net Working Capital of the Company, determined as of the Closing Date (hereinafter the “Proposed Statement of Closing Net Working Capital”). For purposes of this Agreement, the Proposed Statement of Closing Net Working Capital shall be prepared based on the books and records of the Company shall be based on the Current Assets and the Current Liabilities transferred to the Asset Buyer and, for the avoidance of doubt, shall include only the Current Assets and the Current Liabilities of the Company (and not ADSI).

(b)            The Proposed Statement of Closing Net Working Capital shall be subject to verification and examination by Sellers and, in order to facilitate such verification and examination, Buyer shall, at such reasonable times and places as may be requested by Sellers Representative, deliver copies of all supporting documents to Sellers Representative and any Persons designated in writing by Sellers Representative and provide to Sellers Representative and any Person designated in writing by Sellers Representative, the right to examine or take copies of any work papers (other than proprietary work papers) used by Buyer in the preparation of the Proposed Statement of Closing Net Working Capital.

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(c)            Sellers Representative shall have a period of sixty (60) days after delivery of the Proposed Statement of Closing Net Working Capital to Sellers Representative, to present in writing to Buyer any objections Sellers Representative may have to the accuracy of the Proposed Statement of Closing Net Working Capital, which objections shall be set forth in reasonable detail. If no objections are raised within such sixty (60) day period, the Proposed Statement of Closing Net Working Capital shall be deemed to be accepted and approved by Sellers, the amount of the Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital and any amounts required to be paid by Section 3.05 hereof shall be paid by the Sellers or Buyer as the case may be.

(d)           If Sellers Representative shall disagree as to the accuracy of the amount of the Closing Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital, Sellers Representative shall present to Buyer written notice within the sixty (60) day period described in Section 3.03(c) above specifying such disagreement. Following receipt of such notice by Buyer, Sellers Representative and Buyer shall use their best efforts to promptly resolve the matter or matters in disagreement. If Sellers Representative and Buyer resolve the matter or matters in disagreement, Sellers Representative and the Buyer shall either confirm or revise the original Proposed Statement of Closing Net Working Capital and the amount of the Closing Net Working Capital whereupon the amount of the Net Working Capital of the Business as contained in the confirmed or revised Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital, shall be final and binding upon the parties hereto and any amounts required to be paid as provided for in Section 3.05 hereof shall be paid by Sellers or Buyer as the case may be.

(e)           If Sellers Representative and Buyer are unable to resolve the matter or matters in disagreement within thirty (30) days following Buyer’s receipt of written notice from Sellers Representative of disagreement with the accuracy of the amount of the Closing Net Working Capital contained in the Proposed Statement of Closing Net Working Capital, then such disagreement or disagreements (and only such disagreement or disagreements) shall be referred for resolution to a nationally recognized firm of independent certified public accountants that is mutually agreeable to Buyer and Sellers Representative (the “Independent Accountants”). The Independent Accountants shall be directed to furnish written notice to Sellers Representative and Buyer of their resolution of any such disagreements referred to them (to the extent such amounts are in dispute) as soon as practicable but in no event later than twenty (20) days following the referral of such dispute to the Independent Accountants. Buyer and Sellers Representative shall instruct the Independent Accountants not to, and the Independent Accountants shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers Representative, on the other hand. Buyer and Sellers Representative shall also instruct the Independent Accountants to, and the Independent Accountants shall, make its determination based solely on presentations by Buyer and Sellers Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The amount of the Closing Net Working Capital as determined by the Independent Accountants shall be final and binding upon the parties and any amounts required to be paid by Section 3.05 hereof shall be paid or adjusted (as hereinafter provided) as provided in Section 3.05 by Sellers or Buyer, as the case may be.

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(f)           Notwithstanding anything to the contrary in this Section 3.03 during the period that the determination of the Closing Net Working Capital shall remain in dispute, neither party shall be required to pay to the other party the amount that would otherwise be payable under this Section 3.03 and Section 3.04 if no such disagreement were to exist.

(g)           During and with respect to the audit and reviews referred to in this Section 3.03, Sellers and Buyer shall: (i) fully cooperate with all reasonable requests of Sellers Representative, Buyer and the Independent Accountants, as the case be; (ii) upon reasonable request make available to Sellers Representative, Buyer and the Independent Accountants, all work papers, (excluding proprietary programs and information of Sellers and Buyer) supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Sellers) upon which the Proposed Statement of Closing Net Working Capital was prepared and the Closing Net Working Capital was determined; and (iii) promptly provide the Independent Accountants with such management representation letters (in customary form) executed by appropriate personnel of Sellers and Buyer as applicable, as may reasonably be requested with respect to the calculation of the Closing Net Working Capital and the preparation of the Closing Statement of Net Working Capital.

(h)          With the exception of the fees and expenses of the Independent Accountants, all fees and expenses of Sellers relating to the matters described in this Section 3.03 shall be borne by Sellers and all fees and expenses of the Buyer relating to the matters described in this Section 3.03 shall be borne by Buyer. The costs and expenses of the Independent Accountants shall be allocated between Buyer and Seller based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller bears to the amount actually contested by such party. For example, if Seller claims the Closing Net Working Capital is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.

3.04                Calculation of Final Cash Purchase Price.

The final cash purchase price (the “Final Cash Purchase Price”) shall be calculated as follows, as of the Effective Time (defined below):

(a)           if the amount of the Closing Net Working Capital, as determined as provided in Section 3.03 above exceeds the amount of the Established Net Working Capital, then the Final Cash Purchase Price shall be equal to the Initial Aggregate Cash Purchase Price plus the amount by which the amount of the Closing Net Working Capital exceeds the amount of the Established Net Working Capital; and

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(b)           if the amount of the Closing Net Working Capital is less than the amount of the Established Net Working Capital, then the Final Cash Purchase Price shall be equal to the Initial Aggregate Cash Purchase Price minus the amount by which the amount of the Closing Net Working Capital is less than the amount of the Established Net Working Capital.

3.05                Post-Closing Adjustment.

If the Final Cash Purchase Price as determined pursuant to the provisions of Section 3.04 above exceeds the Initial Aggregate Cash Purchase Price, the amount by which the Final Cash Purchase Price exceeds the Initial Aggregate Cash Purchase Price shall be paid by Buyer within ten (10) days following the determination of such amount, by wire transfer of immediately available funds to such account or accounts as may be specified by the Sellers Representative in writing. If the Final Cash Purchase Price as determined pursuant to Section 3.04 above is less than the Initial Aggregate Cash Purchase Price, the Shareholders shall, jointly and severally, be obligated to pay to the Buyer, no later than five (5) Business Days following the determination of the Final Cash Purchase Price and in one lump sum payment by certified check(s) or wire transfer of immediately available funds the amount by which the Initial Aggregate Cash Purchase Price exceeds the Final Cash Purchase Price.

3.06                Allocation of Purchase Price. Prior to the Closing, Buyer and Sellers shall prepare an example of an allocation of the Initial Aggregate Cash Purchase Price to and among the Assets and the Shares based on the Balance Sheets (the “Preliminary Allocation”). Within sixty (60) days after the Final Purchase Price is determined pursuant to Section 3.04, Buyer shall provide Sellers Representative with an allocation of the Final Purchase Price to and among the Assets and the Shares for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be based on the same principals and methodologies employed in preparing the Preliminary Allocation based on the Closing Statement of Net Working Capital and the Final Cash Purchase Price. Buyer shall permit Sellers Representative to review and comment on the Purchase Price Allocation and shall consider such revisions as are reasonably requested by Sellers Representative provided, however, Buyer shall not be required to make any such revisions which Buyer reasonably believes are unnecessary or unwarranted. Buyer and Sellers agree that they will file their federal, state and local income tax returns and such other forms as may be required pursuant to Section 1060 of the Code on the basis of the allocation of the Final Purchase Price, unless otherwise required pursuant to a determination (as defined in Section 1313(a) of the Code). The Purchase Price Allocation shall be revised to appropriately take into account any adjustments made pursuant Section 3.05 to this Agreement, and Buyer shall deliver to Sellers Representative an amended Purchase Price Allocation reflecting any such revisions. Buyer shall permit Sellers Representative to review and comment on the amended Purchase Price Allocation and shall consider such revisions as are reasonably requested by Sellers Representative, provided, however, Buyer shall not be required to make any such revisions provided, however, Buyer shall not be required to make any such revisions which Buyer reasonably believes are unnecessary or unwarranted. Buyer and Sellers agree that they shall file their federal, state and local income tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the amended Purchase Price Allocation, unless otherwise required pursuant to a determination (as defined in Section 1313(a) of the Code).

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ARTICLE 4

CLOSING

4.01                Time and Place of Closing.

The closing of the sale and purchase of the Assets and the sale of the Shares hereunder (the “Closing”) shall take place at the offices of Lippes Mathias Wexler Friedman LLP, 50 Fountain Plaza, Suite 1700, Buffalo, New York 14202 at 9:00 a.m. local time on the date hereof (the “Closing Date”), or at such place as the parties may mutually agree or remotely via the exchange of executed documents and other closing deliverables. The effective time of the Closing shall be deemed to be 12:01 a.m. (New York time) on the Closing Date (the “Effective Time”).

4.02                Delivery by Sellers.

At the Closing, Sellers will deliver to Buyer (unless delivered previously) the following:

(a)            a duly executed general conveyance, assignment and assumption agreement, in a form satisfactory to Buyer, providing for the sale, transfer, conveyance and assignment of the Assets from Sellers to the Asset Buyer and the assumption of the Assumed Liabilities by the the Asset Buyer (hereinafter the “Assignment and Assumption Agreement”);

(b)           duly executed and acknowledged instruments of assignment, in a form satisfactory to the Buyer and providing for the assignment by Sellers to Asset Buyer of the Intellectual Property and the Contracts (the “Instruments of Assignment”);

(c)           from each of the Shareholders, stock certificates representing the Shares owned by each such ADSI Shareholder, duly endorsed in blank form for transfer or accompanied by appropriate stock transfer powers and/or assignments separate from certificate duly executed in blank;

(d)           a lease of the East Syracuse Facility containing such terms as may be agreeable to the Buyer in the Buyer’s reasonable discretion;

(e)           such other bills of sale, endorsements, patent assignments, trademark assignments, and other assignments and instruments, in such form as in each case is satisfactory to the Buyer and as shall be sufficient to vest in the Asset Buyer, good, valid and marketable title to the Assets free and clear of all Encumbrances, except the Assumed Liabilities and the Permitted Encumbrances (hereinafter collectively the “Other Instruments”);

(f)            from each of the Shareholders, an employment agreement providing for the employment by the Asset Buyer of each such Shareholder upon terms mutually agreeable to the Asset Buyer and such Shareholder;

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(g)            all consents required to be obtained under the terms of the Material Contracts and the Permits in connection with or as a result or the assignment to Buyer of such Material Contracts and Permits and in connection with the sale of the Shares to the Buyer;

(h)           the certificate referenced in Section 9.03;

(i)            the officer’s certificate of each Seller, which is an entity, referenced in Section 9.04;

(j)            all consents, approvals and notices with respect to the transactions described in this Agreement and the Transaction Documents as are required to ensure that any Contract or Permit will continue in full force and effect without any change or modification after the consummation of the transactions described in this Agreement and the Transaction Documents;

(k)            customary documentation setting forth the amount of and procedure for paying off in full any Indebtedness outstanding as of the Closing, including (i) the amount of and the procedures for paying in full any Indebtedness outstanding as of the Closing and (ii) the agreement of each holder of Indebtedness (as applicable) that, upon receipt of a specified amount, its Indebtedness (as applicable) shall be paid in full and the agreement of each applicable creditor to release all of its Liens upon the assets of the Company or the Shares and terminate all U.C.C. financing statements filed in connection therewith; and

(l)            all other documents, instruments and writings reasonably required by Buyer to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith or as, in the opinion of Buyer’s counsel, are necessary to transfer to Buyer good, valid and marketable title to the Assets and the Shares pursuant to this Agreement.

4.03                Delivery By Buyer.

At the Closing, the Asset Buyer will deliver to Sellers or the Sellers Representative, as applicable, (unless delivered previously) the following:

(a)            by wire transfer of immediately available funds to such account or accounts as may be designated by Sellers Representative in writing, an amount equal to the Initial Cash Purchase Price;

(b)           a duly executed lease of the East Syracuse Facility containing such terms as may be agreeable to Sellers in Sellers’ reasonable discretion;

(c)            the duly executed Assignment and Assumption Agreement;

(d)            the certificate of Buyer referenced in Section 8.01;

(e)            all consents and approvals as required by Section 8.02;

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(f)            a good standing certificate with respect to Buyer from the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date; and

(g)            the Promissory Note;

(h)           duly executed Employment Agreements with each of the Shareholders;

(i)            the officer’s certificate of Buyer referenced in Section 8.03;

(j)            a fully executed 1377 Election; and

(k)           all other documents, instruments and writings reasonably required by Sellers to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SHAREHOLDERS

Each of the Shareholders hereby, jointly and severally, and the Company, jointly and severally with the Shareholders, represent and warrant to Buyer the following:

5.01                Organization of the Company and ADSI.

(a)            Each of the Company and ADSI is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as the case may be, and has the corporate power and authority to carry on its business as presently conducted. Each of the Company and ADSI is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the Company or ADSI is required to be so qualified. Except as set forth on Schedule 5.01 and the Company’s ownership of the Insurance Captive Shares, neither the Company nor ADSI has any subsidiaries owns any equity interest in any Person.

(b)            Schedule 5.01 attached hereto contains a true, correct and complete list of each Person which owns any shares of common stock of ADSI together with the number of share of common stock of ADSI owned by each such Person. Each of the Shareholders owns, beneficially and of record, all of the Shares identified in Schedule 5.01 as being owned by such Shareholder. Each of the Shares identified in Schedule 5.01 as being owned by a Shareholder have been duly authorized and validly issued, are fully paid and non-assessable and are owned, directly by the Shareholder identified in Schedule 5.01, free and clear of any Encumbrances (other than limitations on transfers arising under applicable securities Laws) and each of the Shareholders has good, valid and marketable title to the Shares which such Shareholder is identified as owning in Schedule 5.01. Except for as identified in Schedule 5.01, there are no stockholders agreements, voting trusts, proxies or other agreements or understandings with respect to the Shares or other equity securities of ADSI. Except for the Shares, there are no options, warrants, calls, rights, purchase rights, commitments or other agreements of any character to which ADSI or any of the Shareholders is a party or which is binding on ADSI or any of its Affiliates which would require, and there are no securities of ADSI outstanding which, upon conversion or exchange would require, the issuance, sale or transfer by ADSI of any additional shares of any capital stock or other equity securities of ADSI or other securities of ADSI or any Affiliate of ADSI which would be convertible into, exchangeable for or evidence the right to subscribe for or purchase any shares of capital stock or other equity interest in ADSI.

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5.02                Authorization by the Company and the Shareholders.

The Company has full corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements and to carry into effect the transactions contemplated hereunder and thereunder. Each of the Shareholders has the requisite power and authority and full legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Shareholder is a party and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate act or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of the Company and the Shareholders and each of the Ancillary Agreements to which the Company or a Shareholder will be a party will be duly executed and delivered by such Shareholder.

5.03                Binding Agreements.

This Agreement constitutes and, when executed and delivered on the Closing Date, each of the Ancillary Agreements will constitute, valid and binding obligations of the Company and each of the Shareholders enforceable against the Company and each of the Shareholders, as the case may be, in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor’s rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.04                No Violation; Consents and Approvals.

Except as set forth in Schedule 5.04 attached hereto, neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby will: (a) to the knowledge of the Shareholders: (i) violate any Law applicable to any of the Sellers or ADSI; or (ii) violate any Governmental Order applicable to any of the Sellers or ADSI; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets or any of the Shares under any term or provision of: (i) the charter documents or By-Laws of the Company or ADSI; or (ii) any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any Seller or ADSI is a party or by which any Seller, ADSI or any of the assets or properties of any Seller or ADSI may be bound except (with respect to any such lease, contract, commitment, understanding, arrangement, agreement or restriction) as set forth on Schedule 5.04. Except for filings, consents, approvals or authorizations set forth on Schedule 5.04 attached hereto, no filing with, or consent, approval, authorization or action by, any governmental or regulatory authority is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation by each of the Sellers of the transactions contemplated hereby.

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5.05                Financial Statements.

Sellers have heretofore delivered to Buyer: (a) the unaudited balance sheets of the Company and ADSI as of December 31, 2014 and December 31, 2015 as well as an unaudited balance sheet for each of the Company and ADSI as of August 31, 2016 (such balance sheets being hereinafter referred to as the “Balance Sheets”); (b) the unaudited income statements of earnings and retained earnings for each of the Company and ADSI for each of their respective fiscal years ending December 31, 2014 and 2015 as well as an unaudited statement of earnings and retained earnings for each of the Company and ADSI for the eight (8) month period ending August 31, 2016 (such statements of earnings and retained earnings being hereinafter referred to as the “Income Statements”); and (c) unaudited statements of cash flows for each of the Company and ADSI for each of the fiscal years of the Company and ADSI ending December 31, 2014 and December 31, 2015 as well as an unaudited statement of cash flows for each of the Company and ADSI for the eight (8) month period ending August 31, 2016 (such statements of cash flows being hereinafter referred to as the “Cash Flow Statements” and, together with the Balance Sheets and the Income Statements, collectively the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied with the past practices of the Company and ADSI, as the case may be (except the Financial Statements not with respect to a calendar year do not contain any required footnote disclosures, did not use the percentage of completion method of accounting for jobs in progress and do not reflect any ordinary year-end adjustments and accruals, none of which in the aggregate are material). Subject to the foregoing, each of the Balance Sheets fairly presents, respectively, the assets and liabilities of the Company and ADSI, as the case may be, as of the dates reflected therein. Subject to the foregoing, each of the Income Statements fairly presents, the revenues and expenses of the Company and ADSI, as the case may be, for the periods referred to therein, all in conformity with GAAP applied on a basis consistent with that of the preceding years of the Company and ADSI. The Cash Flow Statements fairly present the cash flows of the Company and ADSI, as the case may be, for the periods referred to therein (with the same exceptions set forth above). The Financial Statements were prepared using the financial books, records and accounts of the Company and ADSI, as the case may be, which financial books, records and accounts are accurate and complete in all material respects (with the same exceptions set forth above) and have been maintained, in all material respects, in accordance with good business practices and in accordance with all applicable Laws.

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5.06                Absence of Certain Changes.

Except as and to the extent set forth in Schedule 5.06 attached hereto, from July 1, 2015 through the date hereof, the Company and ADSI have not, and, as of the Closing Date, the Company and ADSI will not have:

(a)            suffered any material adverse change in the financial condition, Assets, Liabilities, business or results of the operations of the Business, other than changes relating to the economy in general;

(b)            sold, transferred or otherwise disposed of any Assets other than in the ordinary course of conduct of the Business;

(c)            created, incurred or permitted any Encumbrance (other than a Permitted Encumbrance) to exist with respect to any of the Assets;

(d)            canceled any claims which are material to the Assets;

(e)            changed the methods of valuing any Inventory;

(f)            disposed of any Intellectual Property or permitted any Intellectual Property to lapse;

(g)            made any single capital expenditure or commitment related to the Business which exceeds U.S. $50,000.00 for any addition or replacement to property, plant or equipment;

(h)            entered into any agreement with any customer, distributor or representative which was not in the ordinary course of conduct of the Business or entered into any other transaction which is material to the Assets or the Business;

(i)            made any change in any method of accounting or accounting practice or policy or in the manner in which the books, accounts or records of the Business are maintained;

(j)            made any changes in the warranty or other business policies of the Business;

(k)            granted any general increase in the compensation or benefits of officers or employees of the Company or ADSI other than in the ordinary course of business (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment);

(l)            made any loan or advance to any employee of the Company or ADSI in an amount of which is in excess of $5,000 other than routine travel advances in the ordinary course of business; or

(m)           agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 5.06.

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Buyer hereby acknowledges that ADSI is including on its financial statements a liability for “accrued distributions due shareholders” representing the amount due the shareholders of ADSI as of the Closing Date with respect to the earnings for the first ten (10) months of calendar year 2016. Such amount shall be distributed by ADSI as soon after the Closing as is practicable to the shareholders of ADSI as of immediately prior to the Closing.

5.07                Title to Properties; Encumbrances; Etc.

Collectively, the Sellers and ADSI have good and valid title to or a valid enforceable license to use the Assets and, on the Closing Date, Sellers and ADSI collectively will have good and valid title to or a valid enforceable license to use the Assets free and clear of all Encumbrances other than Permitted Encumbrances. On the Closing Date, upon execution and delivery of this Agreement and the Ancillary Agreements, Buyer will receive good and valid title to or a valid enforceable license to use the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 5.07 attached hereto, none of the Assets is, nor immediately prior to or at the Closing will be, subject to any Encumbrance other than Permitted Encumbrances.

5.08                Real Property. (a) Schedule 5.08(a) attached hereto contains a complete and correct list by address of all Real Property together with a statement of whether such Real Property is owned by the Company, ADSI or any Related Party and the identity of the owner of such Real Property or leased by the Company or ADSI and, in the case of any Real Property which is leased by the Company or ADSI, the identity of the lessor and lessee of such Real Property.

(b)            With respect to each parcel of Real Property which is identified in Schedule 5.08(a) as being leased, the Company or ADSI, as the case may be, has a valid and enforceable leasehold interest in such Real Property and, except as set forth in Schedule 5.08(b) attached hereto, the Company and ADSI, as the case may be, are not in default under the terms of any lease of any such Real Property (any such lease being hereinafter a “Real Property Lease”) and no event has occurred which, with the giving of notice of such event or the lapse of time from such event, or both the giving of notice and lapse of time from such event, would constitute an event of default on the part of the Company or ADSI under the terms of any such Real Property Lease. Except as set forth in Schedule 5.08(b), no filing with, consent, approval, authorization or other action is required from or of any party to the Real Property Leases in order for such Real Property Leases to be valid, binding and enforceable by the Buyer or ADSI after the Closing Date. To the knowledge of the Shareholders, no Person from whom the Company or ADSI leases any Real Property has defaulted under the terms of any such Real Property Lease and no event has occurred with respect to any such Person which, with the giving of notice of such event or the lapse of time from such event, or both the giving of notice and lapse of time from such event would constitute an event of default under the terms of any such Real Property Lease. Prior to the date hereof, the Sellers have delivered to Buyer true, correct and complete copies of each Real Property Lease.

(c)            Except as set forth in Schedule 5.08(c) attached hereto, to the knowledge of the Shareholders, all the buildings, offices and other structures (such buildings, offices and other structures being sometimes hereinafter collectively referred to as “Structures”) located at the Real Property have been adequately and properly maintained and are in good condition, free of defects.

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(d)            Except for matters relating to the compliance by the Business with applicable Environmental and Safety Laws (which matters are provided for in Section 5.20 hereof) and except as set forth in Schedule 5.08(d) attached hereto, to the knowledge of the Shareholders, the use, occupancy and ownership by the Company or ASDI of the Structures located at any Real Property which is owned or leased by the Company or ADSI in connection with the conduct of the Business does not violate, in any way, any restrictive covenants applicable to such Real Property or any building, zoning, health, fire, safety or other ordinances, codes or regulations of any Governmental Authority.

(e)            Except as set forth in Schedule 5.08(e) attached hereto, each of the Company and ADSI has obtained all approvals and Permits of all Government Authorities required in connection with the conduct of the Business at any Real Property which is identified as being owned or leased by the Company or ADSI in Schedule 5.08(a) attached hereto. To the knowledge of Sellers, the Structures located at the Real Property which is identified as being owned or leased by the Company or ADSI in Schedule 5.08(a) attached hereto and the conduct by the Company or ADSI, as the case may be, of the Business at the Real Property which is identified as being owned or leased by the Company or ADSI in Schedule 5.08(a) attached hereto are not dependent on and do not benefit from any “non-conforming use” or similar zoning classification.

(f)            Except as set forth in Schedule 5.08(f) attached hereto, there are no parties other than the Company or ADSI, as the case may be, in possession of any of the Real Property and to the knowledge of the Sellers, there are no leases, subleases, licenses or other agreements granting to any party or parties the right of use or occupancy of any of the Real Property.

(g)            Except as set forth in Schedule 5.08(g) attached hereto, the Real Property which is identified as being owned by the Company or ADSI in Schedule 5.08(a) attached hereto and the Structures located thereon are supplied with utilities and other services necessary and adequate for the use and operation of such Real Property and Structures, including, without limitation, gas, electricity, water, telephone and sanitary sewer. Except as set forth in Schedule 5.08(g) attached hereto, all such utilities enter onto the Real Property which is identified as being owned by the Company or ADSI in Schedule 5.08(a) attached hereto from public roads which abut such Real Property or from adjoining property in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such Real Property.

(h)            Except as set forth in Schedule 5.08(h) attached hereto, each parcel of Real Property which is identified as being owned by the Company or ADSI in Schedule 5.08(a) attached hereto abuts on and has direct pedestrian and vehicular access to public roads or has access to public roads across adjoining property in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such Real Property. All points of pedestrian and vehicular access to any Real Property which is identified as being owned by the Company or ADSI in Schedule 5.08(a) attached hereto from any public road are adequate for the current use and operation of the Real Property.

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(i)            There is no pending, or to the knowledge of Shareholders, threatened condemnation proceedings or other Actions relating to any Real Property which have been instituted (or threatened to be instituted) by any Governmental Authority.

5.09                Tangible Personal Property and Fixtures.

Schedule 5.09 attached hereto contains a listing as of August 1, 2016, of all of the individual items included within the Fixtures and Equipment which have a value, determined as of August 1, 2016 in excess of U.S. $25,000.00. Each of the Company and ADSI has good and valid title to all Fixtures and Equipment which they purport to own, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 5.09 attached hereto, all the Fixtures and Equipment listed in Schedule 5.09 (other than spare parts or salvage items contained in such list) are in good operating condition and repair, reasonable wear and tear excepted, are useable in the ordinary course of the Business and no material maintenance, replacement or repair of any such Fixtures and Equipment has been deferred or neglected.

5.10                Accounts Receivable.

Schedule 5.10 attached hereto contains a true, correct and complete list of the accounts receivable of the Business determined as of August 31, 2016. All of the accounts receivable identified in Schedule 5.10 attached hereto arose from bona fide transactions in the ordinary course of business and are and will be good and collectible net of any bad debt reserve set forth in the applicable Balance Sheets which have been prepared as of August 31, 2016.

5.11                Inventory.

The Inventory consists of items of a quality and quantity useable and saleable in the ordinary course of conduct of the Business. The value of the Inventory as reflected in the applicable Balance Sheets does not include any of such Inventory which is obsolete, of below standard quality or in excess of the reasonably estimated usage requirements of the Business.

5.12                Personal Property Leases.

Schedule 5.12 attached hereto contains a complete and accurate list of each lease of any Fixtures and Equipment leased by the Company or ADSI and used in connection with or relating to the Business, which lease either: (a) provides for annual lease payments in excess of U.S. $25,000.00; or (b) has a term in excess of one year and which is not cancelable upon thirty (30) or fewer days’ notice without any Liability, penalty or premium becoming due (such leases being hereinafter individually a “Personal Property Lease” and collectively the “Personal Property Leases”). Prior to the date hereof, Sellers have delivered to Buyer true, complete and correct copies of all Personal Property Leases including all amendments thereof and all modifications thereto. Schedule 5.12 attached hereto also sets forth a complete and accurate list of each of the Personal Property Leases with respect to which, consent to assignment by the Company of such Personal Property Leases and with respect to which consent to the sale of Shares is required in order for any such Personal Property Leases to be valid, and in full force and effect after the Closing. Each of the Company and ADSI, as the case may be, has a good and valid leasehold interest in all of the Fixtures and Equipment which are being leased from any Person, including, but not limited to, Fixtures and Equipment which are leased pursuant to the Personal Property Leases. Neither the Company nor ADSI is in default with respect to any terms or conditions of any of the Personal Property Leases to which it is a party and upon assignment by the Company to the Buyer of any such Personal Property Leases and receipt of any consents with respect thereto as described in Schedule 5.12 such Personal Property Leases, will be in full force and effect. To the knowledge of the Shareholders, there is no basis for any claim that any party with whom the Company or ADSI has entered into any of the Personal Property Leases is in default with respect to its obligations under any such Personal Property Lease. Neither the Company nor ADSI has taken any action, or failed to take any action, which would render any of the Personal Property Leases to which it is a party, invalid, nonbinding or unenforceable, and there are no overdue unpaid liabilities existing with respect to any of the Personal Property Leases.

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5.13                Intellectual Property.

(a)            Schedule 5.13 attached hereto contains an accurate and complete description of all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and domain names included with the Intellectual Property. Schedule 5.13 attached hereto also contains a list of each agreement (other than agreements relating to “off-the-shelf” software) providing the Company or ADSI a license or other right to use any Intellectual Property used by the Business and a list of each agreement pursuant to which the Company or ADSI has granted any person any license or other right to use any Intellectual Property (each such agreement being hereinafter an “Intellectual Property License”). Schedule 5.13 attached hereto also contains a brief description of any Intellectual Property which is not patented, trademarked or copyrighted and which is material to the Business, including any software (other than “off-the-shelf” software). The use of the Intellectual Property by the Company and ADSI, as the case may be, does not infringe on any patents, trademarks or copyrights or any other rights of any Person. Except as set forth in Section 5.13, all the Intellectual Property is owned by the Company or ADSI, free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 5.13, the Company and ADSI have not received any written notice of any infringement or unlawful use of any Intellectual Property identified in Schedule 5.13 and to the knowledge of the Shareholders, no such Action is threatened and no Person has infringed or is infringing on any Intellectual Property. During the five (5) year period ending on the date hereof, there have not been any Claims made by the Company or ADSI or against the Company or ADSI with respect to infringement of any Intellectual Property used in or relating to the Business.

(b)            Each Intellectual Property License is valid, binding, in full force and effect and enforceable against the Person with whom the Company or ADSI has entered into such Intellectual Property License. Except as set forth in Schedule 5.13(b), no filing with, consent, approval, authorization or other action is required from or of any party to the Intellectual Property Licenses in order for such Intellectual Property Licenses to be valid, binding and enforceable by the Buyer or ADSI, as the case may be, after the Closing Date. Except as set forth in Schedule 5.13(b) attached hereto, the Company and ADSI, as the case may be, are not in default under the terms of any Intellectual Property License and no event has occurred with respect to either which, with the giving of notice of such event or the lapse of time from such event, or both the giving of notice and lapse of time from such event, would constitute an event of default by the Company or ADSI under the terms of any such Intellectual Property License. To the knowledge of the Shareholders, no Person from whom the Company or ADSI has entered into any Intellectual Property License has defaulted under the terms of any such Intellectual Property License and no event has occurred with respect to any such Person which, with the giving of notice of such event or the lapse of time from such event, or both the giving of notice and lapse of time from such event, would constitute an event of default under the terms of any such Intellectual Property License. Prior to the date hereof, the Sellers have delivered to Buyer true, correct and complete copies of each Intellectual Property License.

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5.14                Litigation.

Except as set forth in Schedule 5.14(i) attached hereto, as of the date hereof and as of the Closing Date, there are no Actions or Claims (including without limitation, product liability claims or claims that the Company or ADSI has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 5.28 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding Governmental Orders pending or, to the knowledge of the Shareholders, threatened against or involving the Company, ADSI, the Shareholders, the Assets, the Shares or the Business. In addition, except as set forth in Schedule 5.14(ii), during the five (5) year period ending on the date hereof, there have been no Actions or Claims which, if they were pending or threatened as of the date hereof, would be required to be disclosed in Schedule 5.14(i) pursuant to the provisions of the preceding sentence.

5.15                Customers and Suppliers.

Except as set forth in Schedule 5.15 attached hereto, neither the Company nor ADSI is engaged in any disputes with any material customers or material suppliers of the Business. To the knowledge of the Sellers, neither the Company nor ADSI has received or obtained any credible information reasonably suggesting the possibility of a loss of a material supplier to the Business or the possibility of a loss of any group of suppliers of the Business. Neither the Company nor ADSI has received or obtained any credible information reasonably suggesting the loss of any customer or related group of customers of the Business where the annual revenues generated by such customer or related group of customers constitutes twenty percent (20%) or more of the annual revenues, in the aggregate, of the Business for the fiscal years of the Company and ADSI ending December 31, 2016.

5.16                Banks and Brokers.

Schedule 5.16 attached hereto sets forth the name of each bank, trust company, securities or other broker or other financial institution with which the Company and ADSI have an account, lock box, safe deposit box or vault, or otherwise maintains relations in connection with the conduct by the Company or ADSI of the Business, the account number of any such account, lock box, safe deposit box or vault and the name of each individual having any authority to withdraw any funds contained in any such account, lock box, safe deposit box or vault.

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5.17                Employees.

Schedule 5.17 attached hereto contains a complete and correct list of each individual who, as of the date hereof, is employed by the Company or ADSI, including, each active employee and each employee classified as inactive as a result of disability, leave of absence or other absence. The Company and ADSI, as applicable, have a completed Form I-9 which verifies the identity and work authorization status of each of its employees as required by the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended and the regulations thereunder. Except as set forth in Schedule 5.17 attached hereto, neither the Company nor ADSI is a party to or is obligated in connection with any written or material oral agreements, contracts, commitments or understandings with any current or former employees of the Company or ADSI, as the case may be (all such agreements, contracts, commitments and understandings being hereinafter individually an “Employment Agreement” and collectively, the “Employment Agreements”). Prior to the date hereof, Sellers have delivered to Buyer true, complete and correct copies of all written Employment Agreements and a summary of the material terms of all material oral Employment Agreements. No Seller is in default under the terms of any of the Employment Agreements and, to the knowledge of the Shareholders, there is no basis for any claim that any employee that is the subject of any Employment Agreement is in default with respect to his or her obligations under such Employment Agreement.

5.18                Employee Benefit Plans. (a) Except for any Employment Agreement disclosed in Schedule 5.17 attached hereto, Schedule 5.18(a) attached hereto sets forth a list, and a general description, of:

(i)       each written personnel practice (other than personnel practices required to be maintained by the Company or ADSI under the terms of any Law of any Governmental Authority) (hereinafter the “Personnel Practices”), including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;

(ii)       each plan, fund or program constituting an “employee welfare plan” (other than employee welfare plans required to be maintained by any Seller under the terms of any Law of any Governmental Authority) (hereinafter the “Employee Welfare Plans”), within the meaning of Section 3(1) of ERISA, including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and

(iii)       each “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (the “Employee Pension Plans”) including, without limitation, pension, profit sharing, and 401(k) retirement plans;

which is maintained, assumed or contributed to by the Company or ADSI for the benefit of any of their employees (each of the Personnel Practices, each of the Employee Welfare Plans and each of the Employee Pension Plan being sometimes hereinafter referred to individually as a “Plan” and all of the Personnel Practices, the Employee Welfare Plans and the Employee Pension Plans being hereinafter collectively referred to as the “Plans”).

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(b)            Except as otherwise set forth in Schedule 5.18(b) attached hereto, Sellers have previously delivered to Buyer: (i) complete copies of all plan documents which set forth the terms of each of the Plans and where applicable, complete copies of any related trusts; (ii) a general description of any of the Plans with respect to which no formal plan document has been adopted; and (iii) where applicable, the most recent Form 5500, as filed with the U.S. Department of Labor and the Internal Revenue Service (“IRS”) together with all attachments thereto, relating to any Plans.

(c)            Each of the Plans is intended to conform to the requirements of the Code and ERISA is in material compliance with the applicable requirements of the Code and ERISA and, to the knowledge of Sellers, has been administered in all material respects, in substantial compliance with the applicable requirements of the Code and ERISA.

(d)            Except as set forth in Schedule 5.18(d) attached hereto: (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Plans; (ii) neither the Company nor ADSI has incurred, directly or indirectly, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred with respect to the Company or ADSI at any time during the last 5 years or to Shareholders’ knowledge is expected to occur with respect to any of the Plans which are subject to Title IV of ERISA; (iv) none of the Plans has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA) or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan; (v) none of the assets of the Company or ADSI is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; (vi) neither the Company nor ADSI has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and (vii) none of the Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Seller has incurred liability under Sections 4063 or 4064 of ERISA.

(e)            Except as set forth in Schedule 5.18(e) attached hereto, on or prior to the Closing Date, the Company and ADSI will have made all payments required to be made by the Company and ADSI on or prior to the Closing Date to the Plans and will have accrued (in accordance with generally accepted accounting principles consistently applied with the past practices of the Company and ADSI) all payments due to be paid to the Plans but not yet payable as of the Closing Date.

5.19                Consents and Approvals.

Except for consents listed in Schedule 5.19 attached hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is necessary or required to be obtained in connection with the execution and delivery by Sellers and ADSI of this Agreement and the Ancillary Agreements or the consummation by Sellers of the transactions contemplated hereby and thereby. Schedule 5.19 attached hereto also contains a list of all Permits necessary to the operation of the Business as it is presently being conducted. Except as set forth on Schedule 5.19, all Permits are in full force and effect and no Seller has received any notice of non-renewal, suspension, revocation or expiration of any Permits.

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5.20                Environmental Matters.

(a)            Except as disclosed on Schedule 5.20(a) attached hereto, the Assets, properties, businesses and operations of the Historical Business are and have been in compliance in all respects with all applicable Environmental and Safety Laws (as hereinafter defined) in effect in the jurisdiction in which such assets, properties, businesses and operations are or have been located, except for such non-compliance which has not had a Material Adverse Effect.

(b)            Each of the Company and ADSI, as the case may be, has timely filed all applications, notices and other documents necessary to effect the timely renewal or issuance of all Permits necessary under any Environmental and Safety Laws for the continued conduct, in the manner now conducted, of the Business.

(c)            Except as disclosed on Schedule 5.20(c) attached hereto, none of the operations or properties of the Historical Business presently has interim status or requires a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or pursuant to any Environmental and Safety Laws dealing with hazardous waste.

(d)            Except as set forth in Schedule 5.20(d) attached hereto, there is no reason known to the Shareholders why any Permit held by the Company under the Environmental and Safety Laws in connection with the conduct by the Company of the Business cannot be transferred or reissued, if necessary, to Buyer without material modification and there is no reason known to the Shareholders why any such Permits will not be renewed upon expiration of their current term without imposition of materially stricter requirements if such expiration will occur within one year after the date of this Agreement.

(e)            Except as disclosed in Schedule 5.20(e) attached hereto, the businesses and operations of the Historical Business are not and have not and none of the assets or properties owned or leased and used in the conduct of the Historical Business is, subject to any outstanding Governmental Order or any Action relating to any Environmental and Safety Laws or any Release of a Chemical Substance (as hereinafter defined).

(f)            Except as set forth in Schedule 5.20(f) attached hereto, there are and have been no circumstances or conditions present at or arising out of the assets, properties, businesses or operations of the Historical Business, including, but not limited to, any on-site or off-site disposal or other Release of a Chemical Substance, which may give rise to any Environmental Liabilities and Costs (as hereinafter defined).

(g)            Except as disclosed in Schedule 5.20(g) attached hereto, neither the Company nor ADSI has received a written notice or claim that it may be liable or named as a party potentially responsible for Environmental Liabilities and Costs as a result of any Release of a Chemical Substance in connection with the conduct of the Historical Business.

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(h)            Except as disclosed in Schedule 5.20(h) attached hereto, to the knowledge of Sellers, there are no Chemical Substances in any inactive, closed or abandoned storage or disposal areas or facilities on property formerly leased, operated or owned in connection with the conduct of the Historical Business.

(i)            Except as disclosed in Schedule 5.20(i) attached hereto, each of the Company and ADSI is in substantial compliance with all occupational, safety and health standards required by the Environmental and Safety Laws in connection with the conduct of the Business and has not received notice of any work-related chronic illness or injury among employees of the Business except accidents accurately reported in its OSHA 200 Log.

(j)            Schedule 5.20(j) attached hereto contains an accurate and complete list of each substance or waste generated at any facility of the Company or ADSI which, at any time during the five (5) year period ending on the date hereof, was or has been used by the Company, ADSI or any Affiliate of the Company or ADSI in the conduct of the Business and for which an exclusion or exemption from compliance with solid or hazardous waste regulations is claimed including, without limitation, those recycled, reclaimed, used for fuel or sold as a commercial product.

(k)            Except as set forth in Schedule 5.20(k) attached hereto, neither the Company nor ADSI has received any written notice from any Governmental Authority that any of the products, raw materials, components, intermediates, by-products or other substances used in the Business is the subject of any study, investigation or proceeding conducted or sponsored by any governmental agency under the Environmental and Safety Laws.

(l)            Except as disclosed in Schedule 5.20(l) attached hereto, if the Company or ADSI discharges process wastes to any publicly owned treatment works (POTW) in connection with the conduct of the Business, it is in material compliance with all requirements of the POTW and the Governmental Authority responsible for its operation including, without limitation, any applicable pretreatment requirements.

(m)            For purposes of this Agreement, the following terms have the indicated meanings:

(i)       “Chemical Substance” means any substance, including but not limited to, any pollutant; contaminant; chemical; raw material; intermediate product or by-product; industrial, solid, toxic or hazardous substance, material or waste; solid waste; petroleum or any fraction thereof; asbestos or asbestos-containing material, radon, urea-formaldehyde or polyurethane foam and polychlorinated biphenyls; including, without limitation, all substances, materials or wastes which are identified or regulated under the National Environmental Policy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act as amended (including SARA), the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right to Know Act, the Noise Control Act, the Marine Protection, Research and Sanctuaries Act or the Safe Drinking Water Act, or any other applicable state or local law, ordinance rule or regulation;

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(ii)       “Environment” includes real property and the physical buildings and structures thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and river sediment;

(iii)       “Environmental and Safety Laws” means any Law in effect, on the Closing Date (not including any subsequent amendments to the laws or regulations), in the jurisdiction in which any assets, properties, businesses and operations may be located, relating to pollution or protection or cleanup of the Environment attributable to Chemical Substances, including without limitation the National Environmental Policy Act (NEPA), the Clean Air Act (CAA), the Clean Water Act (CWA), The Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) as amended (including SARA), the Emergency Planning and Community Right to Know Act (EPCRA), the Marine Protection, Research and Sanctuaries Act, the Noise Control Act, the Federal Insecticide Fungicide and Rodenticide Act, (FIFRA), the Safe Drinking Water Act (SDWA) and the Occupational Safety and Health Act (OSHA), and any other state or local environmental law, ordinance, rule or regulation in effect on the Closing Date relating to release, containment, removal, remediation, response, cleanup or abatement of any sort of Chemical Substance;

(iv)       “Environmental Liabilities and Costs” means all liabilities, costs, obligations, damages, and other expenses (including, without limitation, all fees, disbursements and expenses of counsel and technical consultants, experts and contractors, and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred pursuant to any Environmental and Safety Laws; and

(v)       “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment of any kind whatsoever (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

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5.21                Insurance.

Schedule 5.21 attached hereto contains an accurate and complete description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Company or ADSI and issued with respect to or covering risks associated with the Assets, properties, or business, or operations of the Business and a claims history under such policies for the immediately preceding three (3) year period. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in Schedule 5.21 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement except to the extent set forth in Schedule 5.21. During the five (5) year period ending on the date hereof, neither the Company nor ADSI has received any written notice or other communication regarding any actual or threatened cancellation or invalidation of any insurance coverage in effect during such period and during such five (5) year period, neither the Company nor ADSI has had any application for insurance refused or any claim for payment of insurance proceeds refused or denied. The Company and ADSI has each given notice to the insurers of all claims of which, each, respectively, is actually aware that may be insured under the insurance policies set forth on Schedule 5.21.

5.22                Contracts and Commitments.

(a)            Except for the Union Contracts, the Personal Property Leases required to be disclosed pursuant to Section 5.12 hereof, the Employment Agreements required to be disclosed pursuant to Section 5.17 hereof, the Plans required to be disclosed pursuant to Section 5.18 hereof and the insurance policies required to be disclosed pursuant to Section 5.21 hereof, Schedule 5.22 attached hereto contains a complete and accurate list of each of the Contracts which the Company or ADSI is a party to and which: (i) requires the Company or ADSI to make payments to any Person in excess of U.S. $25,000.00 per year; or (ii) provides that the Company or ADSI is entitled to receive payments in excess of U.S. $25,000.00 per year; or (iii) limits the freedom of the Company or ADSI to conduct the Business in any geographic area; or (iv) contains any “change in control” provision which would be breached or otherwise activated by the consummation of the transactions contemplated by this Agreement; or (v) contains the terms of any guaranty of the payment or performance of any Liabilities; or (vi) has a term in excess of one year and is not cancelable upon thirty (30) or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge) (all such Contracts being collectively with the Union Contracts, Personal Property Leases, Real Property Leases and Employment Agreements referred to as the “Material Contracts”). Prior to the date hereof Sellers have delivered or otherwise made available to Buyer, true, complete and correct copies of the written Material Contracts including all amendments thereof and modifications thereto and complete descriptions of all oral Material Contracts.

(b)             Except as set forth in Schedule 5.22(b) attached hereto, each of the Material Contracts is valid, binding and in full force and effect and enforceable against the Company or ADSI, as the case may be, and, to the knowledge of the Shareholders, against the other parties thereto in accordance with its terms. Assuming any necessary consents are obtained, the enforceability of the Material Contracts will not be affected in any manner solely by the execution and delivery of this Agreement or the effectuation of the transactions contemplated hereby. Except as set forth in Schedule 5.22(b) attached hereto, no filing with, consent, approval, authorization or other action is required from or of any party to any of the Material Contracts in order for such Material Contracts to be valid, binding and enforceable by Buyer after the Closing Date.

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(c)            Neither the Company nor ADSI is in default under any of the Material Contracts, there is no basis for any valid claim that the Company or ADSI is in default under any Material Contracts and, to the knowledge of the Shareholders, there is no basis for any claim that any other parties to any of the Material Contracts is in default with respect to its obligations under such Material Contracts. Other than pursuant to warranty terms or as may be required by Law, neither the Company nor ADSI Seller is under any liability or obligation to return to any supplier or other person or to receive consignments back from any customer of a material quantity of any Inventory or products used, manufactured or otherwise produced by any Seller in the conduct of the Business.

5.23                Tax Matters.

(a)            (i) All Tax Returns required to be filed by the Company or ADSI with respect to the Business have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due or payable have been timely paid; (iii) except as set forth on Schedule 5.23(a)(iii), no adjustment relating to any of such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of the Shareholders, no basis exists for any such adjustment which could affect the Assets; (iv) there are no outstanding subpoenas or requests for information with respect to any such Tax Returns or the periods corresponding thereto; (v) there are no pending or to the knowledge of the Shareholders, threatened actions or proceedings for the assessment or collection of Taxes against the Company or ADSI; (vi) there are no Tax liens on any assets of the Company or ADSI; (vii) there is no agreement or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby; (viii) except as set forth on Schedule 5.23(a)(viii), neither the Company nor ADSI has at any time been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (ix) all Taxes required to be withheld, collected or deposited by the Company or ADSI have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority; (x) the Company and ADSI have delivered to the Buyer true and complete copies of all federal, state, local and foreign income tax returns of the Company and ADSI for all open taxable years; and (xi) no Claim has been made since January 1, 2011 by a Governmental Authority in a jurisdiction in which Tax Returns are not filed by the Company or ADSI, that the Company or ADSI is subject to taxation by that jurisdiction.

(b)            Schedule 5.23(b) sets forth (i) any outstanding waivers or agreements extending the statute of limitations for any period with respect to the Company or ADSI; (ii) any notices or requests for information currently outstanding that could affect the Taxes of the Company or ADSI; (iii) any power of attorney that is currently in force and has been granted with respect to any matter relating to Taxes that could affect the Company or ADSI or the Business; and (iv) any deficiencies proposed or agreed to (plus interest and any penalties) as a result of any ongoing audit, the most recently completed audit for each relevant jurisdiction, and the extent to which such deficiencies have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings.

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5.24                Labor Relations.

Schedule 5.24 sets forth a true and complete list of each agreement by and between the Company or ADSI and any labor union (collectively, the “Union Contracts”). Except as set forth in Schedule 5.24 attached hereto, during the last three years neither the Company nor ADSI has experienced any labor disputes or any work stoppage due to labor disagreements. Except to the extent set forth in Schedule 5.24 attached hereto: (a) there is no unfair labor practice charge, or complaint or other action against the Company or ADSI pending or to the knowledge of the Shareholders, threatened before the National Labor Relations Board, and neither the Company nor ADSI is subject to any order to bargain by the National Labor Relations Board; (b) there is no, and during the past three (3) years there has been no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Shareholders, threatened against or affecting the Company or ADSI; (c) no question concerning representation is pending or, to the knowledge of the Shareholders, is threatened respecting employees of the Company or ADSI; (d) no written grievance is pending and no arbitration proceeding relating to the Business and arising out of or under the Union Contacts is pending. The Union Contracts do not restrict the Company or ADSI from relocating, closing or subcontracting any of the operations of the Business. Prior to the date hereof, the Company and ADSI have delivered or otherwise made available to Buyer, true, correct and complete copies the Union Contracts, all current employee handbooks and all current employee manuals applicable to employees of the Company or ADSI, including all amendments thereof and modifications thereto.

5.25                Assets Necessary to Business.

The Assets, together with the Excluded Assets, (i) include all tangible and intangible assets, properties and rights necessary to conduct the Business following the Closing Date in the same manner as it is currently conducted, and (ii) constitute all of the tangible and intangible assets, properties and rights of the Company.

5.26                Compliance with Law.

Except for matters pertaining to Environmental and Safety Laws which are covered in Section 5.20, the operations of the Business are and have been, at all times prior to the date hereof, conducted in all material respects in accordance with all applicable Laws of all Governmental Authorities having jurisdiction over the Assets and the Business. Neither the Company nor ADSI has, since January 1, 2011, received any notification of any asserted failure by the Company or ADSI to comply with any such Laws, rules or regulations. In connection with the foregoing but not in limitation thereof, neither the Company nor ADSI, nor any of their respective officers, directors or management employees has, to the knowledge of the Shareholders, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business (or assist the Company in connection with any actual or proposed transaction which: (a) could reasonably be expected to subject the Buyer, the Company or ADSI to any damage or penalty in any civil or criminal Action; or (b) if not continued in the future, could reasonably be expected to adversely affect the Buyer or the Business. No Seller has received any notification of any asserted failure by any Seller to comply, whether currently or at any time after July 1, 2010, with any such Laws, rules or regulations.

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5.27                Brokers and Finders.

Except as set forth in Schedule 5.27 attached hereto, the Company and ADSI have not and none of their respective officers, directors or employees, as the case may be, have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.28                Product Warranties.

The standard product or service warranties, indemnifications and guarantees which the Company or ADSI extend to customers in the ordinary course of the conduct of the Business, copies of which have been delivered to Buyer, are identified and described in Schedule 5.28 attached hereto. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to Products or services manufactured, produced or performed by the Company or ADSI in the conduct of the Business, except for the warranties, indemnifications and guarantees identified and described in Schedule 5.28 attached hereto. Except for product returns, the scope and magnitude of which are consistent with the product returns experienced by the Business prior to the date hereof, Products sold by the Business do not have any defects or failure rates which have in the past or in the future could give rise to material warranty, product liability or related Claims.

5.29                Potential Conflicts of Interest.

Schedule 5.29 attached hereto sets forth a complete and accurate description of each written or oral contract, agreement or arrangement between the Company or ADSI and any officer or director or shareholder of the Company or ADSI which relates to the conduct of the Business. Except as set forth in Schedule 5.29 attached hereto, none of the shareholders, officers or directors of the Company or ADSI has any interest in any of the Assets, has any Action or other Claim whatsoever against any Seller with respect to the operations of the Business or owes any amount to the Company or ADSI.

5.30                Solvency.

ADSI is, as of the Closing Date, Solvent.

5.31                No Material Adverse Change.

Except as set forth in the Schedules attached hereto, since July 1, 2014, there has been no material adverse change in the Assets, business operations or financial condition of the Business.

5.32                Disclosure.

No representations or warranties in this Agreement and no statement contained in this Agreement or any Schedule attached hereto or any certificate, or other writing furnished or to be furnished by the Company or ADSI to Buyer pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

6.01                Organization.

Asset Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to carry on its business as presently conducted, to enter into, execute and deliver this Agreement and the other documents to be executed and delivered by Asset Buyer hereunder, and to carry out the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Sellers acknowledge that Asset Buyer will formally qualify for business in New York following the change in the Company’s name in compliance with the provisions of Section 7.10 hereunder.

6.02                Authorization by Asset Buyer.

The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Asset Buyer. No other act or proceeding on the part of Asset Buyer or its equity owners is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

6.03                Binding Agreements.

This Agreement constitutes and, when executed and delivered on the Closing Date, each of the Ancillary Agreements will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.04                No Violation.

Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) to the knowledge of Buyer: (i) violate any Law; or (ii) violate any Governmental Order; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of: (i) the governing documents of Buyer or (ii) any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except (with respect to any such lease, contract, commitment, understanding, arrangement or restriction), to the extent that the existence of any such violation, conflict, default, termination, acceleration of performance or creation of any lien, security interest, charge or encumbrance would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. Except for filings, consents, approvals or authorizations on Schedule 6.04 attached hereto, no filing with or consent, approval, authorization or action by any governmental or regulatory authority is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated hereby.

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6.05                Litigation.

There are no Actions pending against Asset Buyer which challenge the validity of this Agreement or any action taken or to be taken by Asset Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, before or by any Governmental Authority.

6.06                Brokers and Finders.

Neither Asset Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

6.07                Sufficient Funds.

Asset Buyer will have at the Closing sufficient cash, available lines of credit or other sources of funds to enable it to make payment of the Initial Cash Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its obligations under this Agreement, including, but not limited to, to pay the Promissory Note when the same is due and payable.

ARTICLE 7

COVENANTS

7.01                Access On and After the Closing Date.

The Company, ADSI and Buyer agree that, on and after the Closing Date, each, upon reasonable advance notice, will permit the other and their respective representatives (including their counsel and auditors), during normal business hours and for reasonable business purposes to have access to and examine and make copies of all books and Records of the other which pertain to the Business (including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like) or which relate to the Assets. The out-of-pocket costs of photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such photocopies.

7.02                Record Retention.

For a period until the expiration of all applicable statutes of limitation, Buyer, the Company and ADSI agree that, prior to the destruction or disposition of any books or records pertaining to the operation of the Business prior to the Closing Date or which relate to the Assets, each party shall provide not less than forty-five (45) nor more than ninety (90) days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation (and related payroll taxes) of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting party.

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7.03                Confidentiality.

Each party hereto will hold and will cause its directors, officers, managers, members, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished; (b) in the public domain through no fault of such party; or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.

7.04                Employees.

(a)            On the Closing Date, Buyer shall make offers of employment to all individuals who are actively employed by the Company in the conduct of the Business on the date immediately preceding the Closing Date. For purposes of the immediately preceding sentence, employees of the Company that are absent on the business day immediately preceding the Closing Date as a result of any illness or injury with respect to which the employee is receiving payments required under any applicable workers compensation law or payments under any short or long term disability plan, program or insurance policy maintained by any Seller for employees of the Business shall not be deemed to be actively employed by the Company in the conduct of the Business. The terms and conditions of employment which Buyer shall offer to active employees of the Company shall be substantially comparable in the aggregate to the terms and conditions upon which they are employed by the Company.

(b)            For purposes of this Agreement, any individual that accepts an offer of employment made by Buyer (as contemplated by Section 7.04(a) above) shall be referred to individually as a “Transferring Employee” and all such individuals shall be referred to collectively as “Transferring Employees”. Nothing contained herein shall be deemed to limit or otherwise restrict the rights of Buyer to reduce or otherwise modify the compensation or employee benefits paid or made available to any Transferring Employee nor shall anything herein be deemed to limit or otherwise restrict the right of Buyer to modify the terms and conditions of employment of any Transferring Employee at any time after the Closing Date or to terminate the employment of any Transferring Employee at any time after the Closing Date for any reason whatsoever.

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(c)            The Company shall be responsible for payment of any severance benefits or other Liabilities which may arise with respect to the employment and termination of employment of any employees that are not actively employed in the conduct of the Business on the business day immediately preceding the Closing Date and any severance benefits or other liabilities payable in connection with the termination of employment of any employee that does not accept the offer of employment made by Buyer to such individual on the Closing Date. For purposes of clarity, any such severance benefits shall not be included as a Current Liability for purposes of calculating Closing Net Working Capital.

7.05                Medical Benefits, Workers’ Compensation.

The Company agrees that, with respect to workers’ compensation claims and all claims under the Company’s medical, dental, life insurance and disability benefit programs made with respect to occurrences, prior to the Closing Date, by persons who are or were employed by the Company prior to the Closing Date (including retirees), and who were participants in the medical, dental, life insurance or disability benefit programs maintained by the Company for the benefit of employees or former employees of the Business or covered under applicable workers’ compensation policies by the Company, the Company will, at its expense, honor or cause each of its insurance carriers to honor such proper claims in accordance with the terms and conditions of prevailing programs of the Company or applicable workers’ compensation statutes as if such employees had continued in the employ of the Company and without interruption as a result of the employment by Buyer of any Transferring Employee on or after the Closing Date.

7.06                Nonassignable Contracts.

To the extent that the assignment hereunder by the Company to Buyer of any Material Contract is not permitted or is not permitted without the consent of any other party to the Material Contract, this Agreement shall not be deemed to constitute an assignment of any such Material Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under any such Material Contract, and Buyer shall not assume any Liabilities thereunder. Without in any way limiting the Company’s obligations to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Material Contracts and the Assets to Asset Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Company shall continue to use its reasonable efforts to obtain such consents and shall cooperate with Asset Buyer in any arrangement designed to provide the Asset Buyer with the rights and benefits (subject to the Liabilities) arising under the terms of any such Material Contracts.

7.07                Public Announcements.

Buyer and the Company and the other Sellers will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by Law; provided that, following the Closing Date, nothing herein shall be deemed to prohibit the parties from informing customers and suppliers of the purchase of the Assets and the assumption of the Assumed Liabilities provided for hereunder.

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7.08                Discharge of Liens.

Except as set forth on Schedule 7.08 attached hereto and except for the Permitted Liens, on or before the Closing Date, the Company will take such action as may be necessary to discharge any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind which burdens any of the Assets and which is capable of being satisfied by the payment of money.

7.09                Consents, Etc.

The Company shall use all reasonable best efforts to obtain all Permits and all approvals, authorizations and consents of persons necessary to the consummation of the transactions contemplated hereby. The Company will provide to Buyer copies of each such Permit, approval, authorization and consent obtained by the Company at or prior to the Closing. The Buyer shall use all reasonable best efforts to obtain at the earliest practicable date and prior to the Closing Date all Permits and all approvals, authorizations and consents of any person necessary to the consummation by it of the transactions contemplated hereby.

7.10                Patents, Trademarks, Trade Names.

If and to the extent that the Company is not the owner of record of any Intellectual Property described in Schedule 5.13 hereto that has been registered with the United States Patent and Trademark Office or any similar registrar of any foreign country and the Company or ADSI claims an ownership interest therein, the Company will, at the Company’s cost and expense cause the record ownership of all such Intellectual Property to be transferred to the Company on the records maintained at the United States Patent and Trademark Office or any similar registrar of any foreign country to the extent such transfer is required to transfer good, valid and marketable title to such Intellectual Property to Asset Buyer. In addition, following the Closing Date, the Company, without any cost or expense to the Asset Buyer, shall execute and deliver to Asset Buyer any and all documents prepared and reasonably requested by or on behalf of Asset Buyer and relating to the transfer or assignment to Asset Buyer of any Intellectual Property included within the Assets. Notwithstanding the foregoing, the Company shall have no obligation or liability to pay any filing or recording fees relating to the transfer of the record ownership of any of the Intellectual Property referred to in this Section 7.10 from the Company, as owner of record, to Buyer. At or promptly following the Closing Date, the Company shall change its name to any name other than (or that is not confusingly similar to) “B. R. Johnson”.

7.11                Execution of Further Documents.

From and after the Closing Date, each party hereto shall, from time to time, upon request of the other party, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances the other party may reasonably request to more effectively consummate the transactions contemplated hereby. In addition, from and after the Closing Date, the Company shall, at the Company’s cost and expense, take any action reasonably requested by Asset Buyer to enable Asset Buyer to obtain any consents to the assignment by the Company of any of the Material Contracts which were not obtained by the Company prior to the Closing Date. Finally, from and after the Closing Date, the Company shall execute and deliver to Buyer, such documents (including, without limitation, waivers, estoppel certificates and novation agreements) as Asset Buyer may reasonably request to enable Asset Buyer to obtain any consents to the assignment by the Company of any of the Material Contracts to Buyer to the extent such consents are not delivered to Buyer at the Closing.

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7.12                Non-Competition.

As a part of the inducement to Buyer to enter into this Agreement, the Company and the Shareholders hereby agree that for a period of five (5) years (the “Covenant Term”) from the Closing Date, the Company and the Shareholders shall not, nor shall any person then controlled by any of the Shareholders (hereinafter referred to as “Sellers’ Affiliates”), without the prior express written consent of the Buyer: (a) own, manage, operate, control, engage, invest or otherwise participate in, directly or indirectly, any business, firm or corporation which is engaged anywhere in the Northeast United States comprised of the states of New York, New Jersey, Vermont, Massachusetts, Connecticut, Rhode Island, Maine, Ohio and Pennsylvania in the sale or distribution of any Products; (b) solicit, entice, encourage or otherwise induce or attempt to induce, whether by mailing of promotional literature, by use of telephonic or direct personal contact with sales personnel of the Company or Sellers’ Affiliates or sales representatives engaged by any the Company or Sellers’ Affiliates or by any other means solicit, encourage, entice or otherwise induce or attempt to induce any person to purchase from the Company or any of Sellers’ Affiliates, any products which compete with the Products. Ownership or purchase by the Company, any of the Shareholders and Seller’s Affiliates in the aggregate, at or after the time of Closing, of less than 5% of the issued and outstanding capital stock of any enterprise engaged in the production or sale of products which compete with the Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 7.12 nor shall the Company’s or ADSI’s performance of any Contract which cannot be assigned hereunder or (c) directly or indirectly, either individually or on behalf of any other person or entity, do any of the following: (i) solicit, encourage, or induce customers, prospective customers, suppliers, prospective suppliers, independent contractors, licensees, licensors, or other business relationship of the Company or ADSI to reduce or terminate their relationships with the Company or ADSI, as applicable, or (ii) contact, approach, or solicit any business relationship of the Company or ADSI for the purpose or effect of interfering with their relationship with the Company or ADSI. Upon breach by the Company, any of the Shareholders or any of Sellers’ Affiliates of any provision of this Section 7.12, Buyer shall be entitled to seek injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 7.12 is determined by a court of competent jurisdiction to be contrary to any applicable statute, Law, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

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7.13                Non-Solicitation of Employees.

As a part of the inducement to Buyer to enter into this Agreement, the Company and each of the Shareholders hereby agree that, for a period of five (5) years following the Closing Date, the Company and each of the Shareholders shall not, nor shall any Sellers’ Affiliate, without the prior express written consent of Buyer, directly or indirectly, employ any individual that becomes a Transferring Employee, solicit any Transferring Employees for employment or accept any applications for employment from any Transferring Employees. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company or any of the Shareholders from (i) employing or accepting an application for employment from any individual that becomes a Transferring Employee in connection with the transactions contemplated by this Agreement and whose employment by the Buyer is terminated by the Buyer, or (ii) employing or accepting an application for employment from any individual in response to a general, non-targeted advertisement. Upon breach by the Company, any of the Shareholders or any of Sellers’ Affiliates of any provision of this Section 7.13, Buyer shall be entitled to seek injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 7.13 is determined by a court of competent jurisdiction to be contrary to any applicable statute, Law, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

7.14                Collection of Receivables.

Following the Closing Date, the Company and the Shareholders shall take or cause to be taken, the following actions, in the Company’s name or otherwise, to assist Asset Buyer in the collection of the accounts receivable of the Company which are included within the Assets: (a) the endorsement to Asset Buyer of checks made payable to the Company; and (b) the payment to the Asset Buyer of all money received by the Company with respect to accounts receivable of the Company which are included within the Assets, promptly, but in any event, within five (5) Business Days following receipt by the Company of any payments with respect to such accounts receivable.

7.15                Additional Covenants.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.16                Transfer Taxes.

Buyer hereby agrees that Buyer shall be responsible for and pay or cause to be paid any federal, state or local sales taxes and use taxes arising in connection with the transfer of the Assets to Buyer as provided for in the Agreement.

7.17                Cooperation.

Buyer and the Sellers shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other: (a) to ensure the orderly transition of the Assets from the Company to Asset Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby; (b) in the investigation, prosecution, defense and settlement of any Action to which either is a party relating to any of the Excluded Liabilities or any claim for workers' compensation, and in obtaining for each of the parties all benefits to which either may be entitled under insurance policies applicable to any such claims; and (c) in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any other judicial or administrative proceeding relating to liability for Taxes arising with respect to periods ending on or prior to the Closing Date with respect to the Assets or the Business. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.17.

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7.18                Post-Closing Warranty Work.

Buyer acknowledges that as of the Closing, the Company and ASDI will each have an obligation to honor its existing warranty obligations. Buyer agrees to perform any work required with respect to such warranty obligations. Such work shall be performed at Buyer’s expense up to the amount of any warranty reserves included in the calculation of Closing Net Working Capital. Sellers shall, subject to the Basket Amount, reimburse Buyer for any work (at Buyer’s direct out-of-pocket costs) for any work in excess of such warranty reserves. Any work which Buyer reasonably estimates will result in a charge in excess of $10,000 shall require Sellers Representative’s prior written approval such approval not to be unreasonably withheld or delayed.

7.19                Limitation on Activities of the Company.

On and after the Closing Date, the Company shall not:

(a)          Conduct, transact or otherwise engage in or commit to conduct, transact or otherwise engage in, any business or operations other than: (i) ownership of Company’s rights and obligations under this Agreement, (ii) the maintenance of its existence and compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its employees and activities incident thereto, and (iii) activities related to the performance by the Company of this Agreement;

(b)            Incur, create, assume or suffer to exist any Indebtedness or other Liabilities or financial obligations;

(c)            create, incur, assume or suffer to exist any lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Company whether now owned or hereafter acquired;

(d)            form any subsidiary or own any equity interest in any other person;

(e)            consummate any merger, consolidation, or purchase substantially all of the assets of any person; or

(f)             make or commit to make or be or become obligated under any guaranty.

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ARTICLE 8

DELIVERIES OF BUYER

Buyer has simultaneously with the date of this Agreement delivered:

8.01                Certificate of Buyer.

A certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date setting forth the resolutions of the governing body of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

8.02                Consents and Approvals.

All U.S. and foreign governmental Permits and approvals required by Law for the consummation of the transactions contemplated by this Agreement shall have been obtained.

8.03                Officer’s Certificate.

A certificate, dated as of the Closing and signed by one of Buyer’s authorized officers, stating that the representations and warranties of Buyer are true and correct as of the date hereof.

8.04                Closing Documents.

Buyer has delivered: (a) to the Company and to the Shareholders, an amount equal to the Initial Cash Purchase Price by wire transfer of immediately available funds to such account or accounts as may be designated by Sellers’ Representative in writing; and (b) to the Company, the Promissory Note.

ARTICLE 9

DELIVERIES OF SELLERS

Sellers have simultaneously with the date of this Agreement delivered:

9.01                Consents and Approvals.

All U.S. and foreign governmental Permits and approvals required by Law for consummation of the transactions contemplated by this Agreement shall have been obtained. All consents and approvals required to be obtained from any parties to any Material Contracts, any parties to any Intellectual Property Licenses or any parties to any Personal Property Leases in connection with the assignment of any such Material Contracts, Intellectual Property Licenses or Personal Property Leases to Asset Buyer and the consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Buyer.

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9.02                Delivery of Closing and Other Documents.

The Sellers shall have executed and delivered to Buyer at the Closing the documents described in Section 4.02 hereof.

9.03                Certificate as to Authorization.

A certificate of the Secretary or an Assistant Secretary of each Seller which is an entity, dated the Closing Date, setting forth resolutions of the Boards of Directors and shareholders of such Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

9.04                Officer’s Certificate.

A certificate, dated as of the Closing Date and signed by one of Seller’s duly authorized officers, of each Seller which is an entity, stating that the representations and warranties of Seller are true and correct.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

10.01               Survival of Representations.

(a)            Each and every representation and warranty made by the Sellers and the Buyer in this Agreement or in any Schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing for a period of twenty four (24) months following the Closing, except that; (i) the representations and warranties of the Sellers contained in Section 5.18 (Employee Benefit Plans), 5.20 (Environmental Matters) and 5.23 (Tax Matters) shall survive until sixty (60) days after the end of the applicable statute of limitations; and (ii) the Fundamental Representations shall survive the Closing without limitation as to time. Each and every covenant and agreement of a party set forth herein shall survive the Closing without limitation as to time. Except as otherwise provided in Section 10.01(b), following the expiration of the period during which the representations and warranties survive the Closing as set forth in the preceding sentence (such period being hereinafter the “Survival Period”), the representations and warranties shall be of no further force or effect.

(b)            Any representation or warranty that would otherwise terminate at the expiration of the Survival Period with respect thereto shall survive if written notice of a breach or inaccuracy thereof shall have been given to the party against whom indemnification may be sought on or prior to the expiration of the applicable Survival Period; provided that such survival shall only apply to the portion of any such representation or warranty with respect to which such breach or inaccuracy has occurred and only with respect to that particular breach or inaccuracy.

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10.02               Indemnification by the Sellers.

(a)            Subject to the terms and conditions of this Section 10.02, the Sellers hereby, jointly and severally, agree to indemnify, defend and hold the Buyer, and its Affiliates, officers, directors, members, managers, employees, agents, successors and assigns (collectively the “Buyer Indemnified Parties”) harmless, from and against all Losses resulting to, imposed upon or incurred by any Buyer Indemnified Party or against the Assets, by reason of or resulting from Claims relating to: (i) any Excluded Liabilities or Excluded Assets; (ii) any failure of any Seller to perform any agreement, covenant or obligation contained in this Agreement or any of the Ancillary Agreements; (iii) any Liabilities arising in connection with any Seller’s operation of the Business or ownership of the Assets prior to the Closing Date except for the Assumed Liabilities; and (iv) any breach or inaccuracy of any representation or warranty of any Seller contained in or made pursuant to this Agreement. For purposes of this Agreement, Claims described in Sections 10.02(a)(i) through (iv) and Claims described in Sections 10.03(a)(i) through (iii) are hereinafter individually referred to as an “Indemnification Claim” and collectively as “Indemnification Claims”.

(b)            With respect to Losses incurred by any Buyer Indemnified Party arising from any Indemnification Claim or Indemnification Claims described in Sections 10.02(a)(i), (ii) or (iii), the Sellers shall be obligated, jointly and severally, to indemnify each Buyer Indemnified Party from and against the full amount of all Losses arising in connection with such Indemnification Claims, without regard to when such Losses may be incurred and notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might entitle such Buyer Indemnified Party to make an Indemnification claim against any Seller for a breach or inaccuracy of any of the representations and warranties made by any Seller or ADSI pursuant to this Agreement.

(c)            With respect to Losses which are incurred by any Buyer Indemnified Party and arise from any Indemnification Claim or Indemnification Claims described in Section 10.02(a)(iv) hereof which (i) are not also Indemnification Claims under the provisions of Section 10.02(a)(i), (ii) or (iii) (such Indemnification Claims being hereinafter individually a “Breach of Seller Rep Claim” and collectively “Breach of Seller Rep Claims”), and (ii) are based upon a breach or inaccuracy of any Fundamental Representations of Sellers, the Sellers shall be obligated, jointly and severally, to indemnify the Buyer Indemnified Parties from and against the full amount of the Losses incurred by the Buyer Indemnified Parties.

(d)            With respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based upon any Fundamental Representations, the Sellers shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from and against any Losses incurred by such Person unless written notice of an Indemnification Claim is delivered by the Buyer to the Sellers Representative prior to the expiration of the applicable Survival Period with respect to the representation and warranty which forms the basis of any such Breach of Seller Rep Claims. In addition, with respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based on any Fundamental Representations of Sellers or ADSI, the Sellers shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from any Losses incurred by such Persons except to the extent that the aggregate amount of the Losses incurred by such Persons with respect to all such Indemnification Claims exceeds Seventy Five Thousand United States Dollars ($75,000.00) (such amount being hereinafter the “Basket Amount”) provided that, after the aggregate amount of all such Losses exceeds the Basket Amount, each Buyer Indemnified Party shall be entitled to be indemnified for the full amount of all such Losses. Finally, with respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based upon any Fundamental Representations, the Sellers shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from any Losses incurred by such Person to the extent that the aggregate amount of the Losses arising with respect to any such Indemnification Claims, exceeds three Million Dollars ($3,000,000.00) (such amount being hereinafter the “Cap”).

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(e)            The Buyer shall first recover the amount of the Losses incurred by the Buyer as a result of any Indemnification Claims by reducing the amount of any interest payable to the Company under the terms of the Promissory Note for the period during which interest only is payable under the terms of the Promissory Note and, to the extent that the Losses incurred by the Buyer as a result of all Indemnification Claims and the amounts, if any, offset against interest payable under the terms of the Promissory Note pursuant to the preceding provisions of this Section 10.02(e) exceed the amount of any interest which is payable under the Promissory Note for the period during which interest only is payable under the terms of the Promissory Note, the Buyer shall have the right, at the Buyer’s election, to recover the amount of such excess, by reducing the quarterly principal and/or interest payments due and payable under the Promissory Note in the order in which they become due and payable under the terms of the Promissory Note. If and to the extent that the amount of the Losses which have been incurred by the Buyer as a result of any Indemnification Claims exceed the amounts payable by the Buyer under the terms of the Promissory Note (as determined at the time that an Indemnification Claim is made, taking into consideration any reductions in the amount of such payments resulting from prior Losses which the Buyer has recovered through a reduction of payments due under the Promissory Note), the Sellers shall be jointly and severally obligated to pay to the Buyer the amount of any Losses which have been incurred by the Buyer Indemnified Parties which have not been recovered through a reduction of payments due under the terms of the Promissory Note.

10.03               Indemnification by the Asset Buyer.

(a)            The Asset Buyer hereby agrees to indemnify, defend and hold the Sellers, and each of their respective Affiliates, officers, managers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) harmless from any Losses arising by reason of or resulting from: (i) the Asset Buyer’s failure to pay, perform or discharge all Assumed Liabilities assumed by the Buyer pursuant to this Agreement; (ii) any failure of Asset Buyer to perform any agreement, covenant or obligation contained in this Agreement or any of the Ancillary Agreements; (iii) Asset Buyer’s operation of the Business or ownership of the Assets after the Closing Date (provided such Losses do not arise out of or relate to an Excluded Liability or the breach or inaccuracy of a representation or warranty made by Sellers in this Agreement); and (iv) a breach or inaccuracy of any representation or warranty of the Buyer contained in or made pursuant to this Agreement.

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(b)            With respect to Losses incurred by any Seller Indemnified Party arising from any Indemnification Claim or Indemnification Claims described in Sections 10.03(a)(i) through (iv), the Asset Buyer shall be obligated to indemnify each Seller Indemnified Party from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might also entitle such Seller Indemnified Party to make an Indemnification Claim against Asset Buyer for a breach of any of the representations and warranties made by Buyer in this Agreement.

(c)            With respect to Losses which are incurred by any Seller Indemnified Party and arise from any Indemnification Claim or Indemnification Claims described in Section 10.03(a)(iv) hereof which (i) are not also Indemnification Claims under the provisions of Section 10.03(a)(i), (ii), or (iii) (such Indemnification Claims being hereinafter individually a “Breach of Buyer Rep Claim” and collectively, “Breach of Buyer Rep Claims”), and (ii) are based upon a breach of any Fundamental Representations of Buyer, the Asset Buyer shall be obligated to indemnify the Seller Indemnified Parties from and against the full amount of the Losses incurred by the Seller Indemnified Parties.

(d)            With respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Fundamental Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person unless written notice of an Indemnification Claim is delivered by the Sellers to the Asset Buyer prior to the expiration of the Survival Period with respect to the representation and warranty which forms the basis of any such Breach of Buyer Rep Claims. In addition, with respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Fundamental Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person except to the extent that the aggregate amount of the Losses incurred by such Person arising from any such Breach of Buyer Rep Claim or Breach of Buyer Rep Claims exceeds the Basket Amount provided that, after the aggregate amount of all such Losses exceeds the Basket Amount, each Seller Indemnified Party shall be entitled to be indemnified from the first dollar of all such Losses. Finally with respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Fundamental Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person to the extent that the aggregate amount of the Losses arising with respect to any such Indemnification Claims, exceeds the Cap.

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10.04               Procedures for Indemnification.

(a)            If any Buyer Indemnified Party or any Seller Indemnified Party (hereinafter an “Indemnified Party”) shall Claim to have suffered any Losses (other than with respect to any Claim asserted, demand or other Action by any Person who is not a party to this Agreement (hereinafter a “Third-Party Claim”)) for which indemnification is available under Section 10.02 or 10.03, as the case may be, the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such Claim. Any written notice provided by an Indemnified Party to an Indemnifying Party of a Claim for which indemnification is available hereunder shall be given promptly after the Indemnified Party becomes aware of the Claim, shall describe the nature of such Claim, the facts and circumstances that give rise to such Claim and the amount of the Losses attributable to such Claim if reasonably ascertainable at the time such Claim is made (or if not then reasonably ascertainable, the maximum amount of such Claim reasonably estimated by the Indemnified Party). In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have been given notice by the Indemnifying Party of a written objection to such Indemnification Claim, the Indemnifying Party shall conclusively be deemed to have agreed that it is liable to indemnify the Indemnified party for the full amount of all Losses arising with respect to the Claim described in the written notice which is delivered to the Indemnifying Party with respect to any such Indemnification Claim, including the amount of the Losses specified by the Indemnified Party in the written notice of the Indemnification Claim which is delivered to the Indemnifying Party. Notwithstanding anything to the contrary contained in Section 10.02 or Section 10.03 hereof, an Indemnifying Party shall have no obligation to indemnify an Indemnified Party with respect to a Breach of Seller Rep Claim or a Breach of Buyer Rep Claim unless the written notice required to be delivered by the Indemnified Party pursuant to this Section 10.04(a) is delivered prior to the expiration of the applicable Survival Period provided for in Section 10.01 hereof for the representation and warranty giving rise to the Breach of Seller Rep Claim or the Breach of Buyer Rep Claim.

(b)            If within the thirty (30) day period described in Section 10.04(a) above, the Indemnified Party shall have been given notice by the Indemnifying Party setting forth the Indemnifying Party’s objections to such Indemnification Claim and the Indemnifying Party’s reasons for such objection, then the parties shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection. After such ten (10) Business Day period (or such longer period as they may agree in writing), if the parties still cannot agree on the Indemnification Claim, the Indemnified Party may, at any time thereafter, until the expiration of the applicable statute of limitations with respect to its Indemnification Claim, commence legal proceedings against the Indemnifying Party to enforce its rights to indemnification from and against any Losses described in the written notice described in Section 10.04(a) above.

10.05               Procedures for Third-Party Claims.

(a)            Any Indemnified Party seeking indemnification pursuant to this Article 10 in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such Indemnification Claim is sought: (i) prompt written notice (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim; and (ii) copies of all documents and information relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially and irreparably prejudiced the defense of such Third-Party Claim.

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(b)            The Indemnifying Party shall have twenty (20) days (or such lesser time as may be necessary to comply with statutory response requirements for litigated Claims that are included in any Third-Party Claim) from receipt of the notice contemplated in this Section 10.05 to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party timely gives notice that it intends to defend the Third-Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third-Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; and provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without (i) obtaining the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party and (ii) obtaining a full release of the Indemnified Party from the Third-Party Claim. In the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 10.05, then the Indemnified Party shall have the right to defend against, negotiate or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, and the Indemnified Party shall be entitled to indemnification for all Losses arising from any such Third-Party Claim; provided that the Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)            Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third-Party Claim, or the litigation or resolution of such Third-Party Claim, involves: (i) an issue or matter that could have a material adverse effect on the Indemnified Party, including a dispute with a significant supplier or customer of the Indemnified Party; (ii) an action the object of which is to obtain an injunction, restraining order, declaratory relief or any other non-monetary relief against the Indemnified Party; or (iii) an issue or matter in which there is a conflict of interest in the defense of such action between the Indemnified Party and the Indemnifying Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party; provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

10.06               Remedies Exclusive.

Except as herein expressly provided, the remedies provided in this Article 10 shall be the exclusive remedies of the parties from and after the Closing arising out of the consummation of the transactions contemplated hereby provided that nothing herein shall be deemed or construed to prohibit any party from asserting or recovering damages in connection with any claims for damages arising from fraud.

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10.07               Pre-Closing Investigations.

The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, except that, in such event, an Indemnified Party will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or agreement that it had actual knowledge of prior to Closing and that would result in the failure of a condition set forth in Section 8.03 or 9.03.

10.08               Effect of Indemnification.

Any indemnity payment made hereunder shall be treated by the parties as an adjustment to the Final Purchase Price to the maximum extent permitted by applicable Law.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.01               Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

11.02               Waiver of Compliance.

Any failure of Sellers on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by any duly elected officer of Buyer or Sellers’ Representative, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.03               Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing. Any notice, request, demand or other communication given verbally shall not be deemed to be effective or to have been given unless receipt thereof is acknowledged in writing by the party to whom such notice, request, demand or other communication is delivered. Any notice, request, demand or other communication which is in writing shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by overnight delivery, two Business Days following the Business Day on which any such notice, request, demand or other communication is delivered by the party providing such notice to a nationally recognized overnight delivery service; or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

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(i) If to Sellers, to:

William A. Harfosh

18 Landgrove Drive

Fayetteville, New York 13066

with a copy to (which copy shall not constitute notice):

Barclay Damon, LLP

125 East Jefferson Street

Syracuse, New York 13202

Attn: Gerald F. Stack, Esq.

or to such other person or address as Sellers’ Representative shall furnish to Buyer in writing.

(ii)  If to Buyer, to:

c/o Lorraine Capital, LLC

591 Delaware Avenue

Buffalo, New York 14202

Attention: Richard Gioia, Member

With a copy to (which copy shall not constitute notice):

Brian J. Bocketti, Esq.

Lippes Mathias Wexler Friedman LLP

50 Fountain Plaza, Suite 1700

Buffalo, New York 14202

or to such other person or address as Buyer shall furnish to Sellers in writing.

11.04              Consent to Jurisdiction.

Sellers and Buyer each hereby consent to the jurisdiction of the courts of the State of New York and to the jurisdiction of the federal courts of the United States of America in connection with any proceedings to interpret or enforce the provisions of this Agreement and in connection with the granting of any legal or equitable remedies in connection therewith.

11.05               Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it or he may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the Ancillary Agreements. Each party hereto: (a) certifies that no representative, agent or attorney of any of the other parties has represented, expressly or otherwise, that any of the other parties would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 11.05.

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11.06               Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that without the prior written consent of Sellers, Buyer shall be permitted to (i) collaterally assign its rights and interests to its senior lender; and (ii) assign its rights, interests or obligations to an affiliate of Buyer; provided further, however, that notwithstanding any such assignment by Buyer, Buyer shall remain liable for payment of all amounts due from Buyer and performance of all obligations of Buyer contained herein.

11.07               Governing Law.

This Agreement and the legal relations among the parties hereto and the Ancillary Agreements and the legal relations among the parties thereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

11.08              Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.09              Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

11.10               Entire Agreement.

This Agreement, including the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

11.11              Third Parties.

Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

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11.12              Severability.

The invalidity or illegality of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.

11.13              Specific Performance.

The parties agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.14              Sellers Representative.

(a)            In order to administer the transactions contemplated by this Agreement, including the calculations set forth in Section 3.03 hereof, the Sellers hereby designate and appoint William A. Harfosh as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Seller (in such capacity, the “Sellers Representative”) in connection with and to facilitate the consummation of the transaction contemplated hereby, which shall include such power and authority.

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(b)            The Sellers hereby authorize the Sellers Representative to represent them, and their successors, with respect to the following matters: (i) to make all calculations and determinations in order to determine the Closing Net Working Capital pursuant to Section 3.03 hereof, (ii) to enforce and protect the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Section 10.02 hereof, including the defense or settlement of any claims) and to take any and all actions which the Sellers Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, (iii) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith, (iv) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Sellers Representative, in his sole discretion, may deem necessary or desirable and (v) to cause the delivery of all documents to be delivered to Buyer pursuant to Section 4.03 (and to waive any condition to the Closing). The Sellers Representative shall send copies of notices it receives to the applicable Sellers. In the event that William A. Harfosh or any substitute Sellers Representative dies, becomes unable to perform his responsibilities as Sellers Representative or resigns from such position, the Sellers having an aggregate percentage of greater than 50% of the Shares (or if after the Closing, who had immediately prior to the Closing an aggregate percentage of greater than 50% of the Shares) shall select another representative to fill such vacancy and such substituted Sellers Representative shall be deemed to be the Sellers Representative for all purposes of this Agreement. All decisions and actions by the Sellers Representative, including without limitation any agreement between the Sellers Representative and Buyer relating to indemnification obligations of Buyer under Section 10.03, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers Representative shall incur no liability to the Sellers with respect to any action taken or suffered by the Sellers Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of Buyer under Section 10.03, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Sellers Representative’s own willful misconduct or gross negligence. The Sellers Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers Representative shall not be liable to the Sellers. The Buyer and the Sellers shall be able to rely conclusively on the instructions and decisions of the Sellers Representative with respect to the indemnification obligations of the Buyer under Section 10.03, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Sellers Representative hereunder, and no party hereunder shall have any cause of action against the Buyer and the Sellers to the extent they have relied upon the instructions or decisions of the Sellers Representative. The Sellers acknowledge and agree that the Sellers Representative may incur reasonable costs and expenses on behalf of the Sellers (“Sellers Representative Expenses”). Each Seller agrees to pay the Sellers Representative, promptly upon demand by the Sellers Representative therefor, its portion of any Sellers Representative Expenses. The Sellers Representative shall have the authority to represent any Seller with respect to the indemnification obligations of the Sellers under Section 10.02 of this Agreement.

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[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SELLERS:
B. R. JOHNSON, INC.

	By:	/s/ William A. Harfosh
William A. Harfosh, President

/s/ William A. Harfosh
WILLIAM A. HARFOSH

/s/ Michael V. Howard
MICHAEL V. HOWARD

/s/ Anthony C. Minieri
ANTHONY C. MINIERI

/s/ Arthur P. Brillanti
ARTHUR P. BRILLANTI

BUYER:
B.R. JOHNSON, LLC

	By:	/s/ Justin M. Reich
Justin M. Reich, Manager

SHARES BUYERS:	/s/ William J. Maggio
WILLIAM J. MAGGIO

/s/ Charles A. Rider
CHARLES A. RIDER

/s/ Richard F. Gioia
RICHARD F. GIOIA

/s/ Justin M. Reich
JUSTIN M. REICH

[Signature Page to Asset Purchase Agreement]